UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.          )

Filed by the Registrant ☒
Filed by a Party other than the Registrant ☐
Check the appropriate box:
☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material under §240.14a-12

Bruker Corporation
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
Payment of Filing Fee (Check the appropriate box):
☒	No fee required.
☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
	(1)	Title of each class of securities to which transaction applies:
	(2)	Aggregate number of securities to which transaction applies:
	(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
	(4)	Proposed maximum aggregate value of transaction:
	(5)	Total fee paid:
☐	Fee paid previously with preliminary materials.
☐
Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
	(1)	Amount Previously Paid:
	(2)	Form, Schedule or Registration Statement No.:
	(3)	Filing Party:
	(4)	Date Filed:

BRUKER CORPORATION
40 Manning Road
Billerica, MA 01821
(978) 663-3660

Dear Stockholder:

        On behalf of the Board of Directors and management of Bruker Corporation, I would like to invite you to attend our 2020 Annual Meeting of Stockholders to be held on Thursday, May 21, 2020 at 10:00 a.m., Local Time, at the offices of Morgan, Lewis & Bockius LLP, One Federal Street, Boston, Massachusetts.

        The Notice of Annual Meeting of Stockholders and Proxy Statement, which describe the formal business to be conducted at the meeting, and Proxy Card accompany this letter. Our Annual Report to Stockholders is also enclosed for your information.

        All stockholders are invited to attend the Annual Meeting. To ensure your representation at the Annual Meeting, however, you are urged to vote by proxy by completing, dating and returning the enclosed Proxy Card. A postage-paid envelope is enclosed for that purpose. Regardless of the number of shares you own, your careful consideration of, and vote on, the matters before the stockholders is important.

        I look forward to your participation and thank you for your continued support.

Sincerely,

Frank H. Laukien, Ph.D. Chairman, President and Chief Executive Officer

BRUKER CORPORATION
NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To Our Stockholders:

        Notice is hereby given that the 2020 Annual Meeting of the Stockholders of Bruker Corporation will be held on Thursday, May 21, 2020, at 10:00 a.m., Local Time, at the offices of Morgan, Lewis & Bockius LLP, One Federal Street, Boston, Massachusetts, for the following purposes:

1.
To elect the Class II nominees for director named in the accompanying proxy statement to hold office until the 2023 Annual Meeting of Stockholders.

2.
To hold an advisory vote to approve compensation paid to our named executive officers.

3.
To ratify the selection of PricewaterhouseCoopers LLP as our independent registered public accounting firm for fiscal year 2020.

4.
To transact such other business as may properly come before the meeting or any adjournment or postponement thereof.

        The Board of Directors has fixed the close of business on March 23, 2020 as the record date for the determination of stockholders entitled to notice of and to vote at the Annual Meeting and at any adjournment or postponement thereof.

By order of the Board of Directors

Frank H. Laukien, Ph.D. Chairman, President and Chief Executive Officer

Billerica, Massachusetts
April 22, 2020

        All stockholders are invited to attend the Annual Meeting. We currently intend to hold our annual meeting in person. However, we are sensitive to the public health and travel concerns our stockholders may have and recommendations that public health officials may issue in light of the evolving coronavirus (COVID-19) situation. As a result, we may impose additional procedures or limitations on meeting attendees or may decide to hold the meeting in a different location or solely by means of remote communication (i.e., a virtual-only meeting). We will announce any such changes.

        Whether or not you plan to attend, you can ensure that your shares are represented at the meeting by promptly voting and submitting your proxy by telephone or via the internet, or by completing, dating and returning the enclosed Proxy Card in the enclosed postage-paid envelope. Your shares cannot be voted unless you vote by telephone or internet, date, sign and return the enclosed Proxy Card, or attend the meeting in person. Regardless of the number of shares you own, your careful consideration of, and vote on, the matters before the stockholders is important. Even if you have given your proxy, you may still vote in person if you attend the meeting. Please note, however, that if your shares are held of record by a broker, bank or other nominee and you wish to vote at the meeting, you will not be permitted to vote in person at the meeting unless you first obtain a proxy issued in your name from the record holder.

**************

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON MAY 21, 2020:

This Proxy Statement and the accompanying Annual Report are available on our website at: https://ir.bruker.com

BRUKER CORPORATION

2020 ANNUAL MEETING OF STOCKHOLDERS
PROXY STATEMENT TABLE OF CONTENTS

BRUKER CORPORATION
PROXY STATEMENT

        We are furnishing this proxy statement and the enclosed proxy card in connection with the solicitation of proxies by our Board of Directors (the "Board") for use at our 2020 Annual Meeting of Stockholders (the "2020 Annual Meeting") to be held on May 21, 2020, at the time and place set forth in the notice of the meeting and at any adjournments of the meeting. We are first sending this proxy statement and form of proxy to stockholders on April 22, 2020. Throughout this proxy statement, the terms "we," "us," "our" and "Bruker" refer to Bruker Corporation.

GENERAL INFORMATION ABOUT THE 2020 ANNUAL MEETING AND VOTING MATTERS

        The holders of a majority in interest of all of our common stock, par value $0.01 per share ("Common Stock"), issued, outstanding and entitled to vote are required to be present in person or be represented by proxy at the 2020 Annual Meeting in order to constitute a quorum for the transaction of business. Each share of our Common Stock outstanding on the record date of March 23, 2020 will be entitled to one vote on all matters.

        A description of the voting requirements and related effect of abstentions and broker non-votes on each item proposed for stockholder action is as follows:

Proposal	Voting Options	Board Recommendation	Vote Required to Adopt the Proposal	Effect of Abstentions, "Withhold" Votes and Broker Non-Votes

Item 1—Election of Three Class II Directors: • Cynthia M. Friend • Marc A. Kastner • Hermann Requardt	• "For" all nominees; • "Withhold" for all nominees; or • "Withhold" from one or more nominees	"For" all nominees	Plurality: the individuals who receive the greatest number of votes cast "For" will be elected	No impact on election outcome
Item 2—Advisory Vote to Approve the 2019 Compensation of Our Named Executive Officers	"For," "Against," or "Abstain"	"For"	Majority of shares present and entitled to vote	• Abstentions are treated as votes "against" • Broker non-votes have no effect
Item 3—Ratification of the Appointment of PricewaterhouseCoopers as our Independent Registered Public Accounting Firm for 2020	"For," "Against," or "Abstain"	"For"	Majority of shares present and entitled to vote	• Abstentions are treated as votes "against" • N/A—Brokers have discretion to vote on this item

        If the enclosed proxy card is properly executed and returned, it will be voted in the manner instructed by the stockholder. If a proxy card is properly submitted but contains no instructions, the shares represented thereby will be voted "FOR" all nominees for director in Proposal No. 1 and "FOR" approval of Proposals No. 2 and 3. In addition, if other matters come before the meeting, the persons named in the accompanying proxy will have discretion to vote on those matters in accordance with their best judgment. Any person signing the enclosed form of proxy has the power to revoke it by voting in person at the meeting or by giving written notice of revocation to the Secretary of Bruker at any time before the proxy is exercised. Please note, however, that if your shares are held of record by a broker, bank or nominee and you wish to vote at the meeting, you will not be permitted to vote in person unless you first obtain a proxy issued in your name from the record holder.

        If your shares are held in the "street name" of a broker or other nominee, the broker or nominee may not be permitted to exercise voting discretion with respect to certain of the proposals to be acted upon. If the broker or nominee is not given instructions as to how to vote such shares, the broker has authority to vote those shares for or against "routine" matters, such as Proposal No. 3. Brokers cannot vote on their customers' behalf on "non-routine" matters such as Proposals No. 1 and 2. If you do not provide voting instructions for each of these proposals, this will result in a "broker non-vote" with respect to the matters for which you did not provide voting instructions. If the brokerage firm lacks discretionary voting power with respect to an item that is not a routine matter and you do not provide voting instructions, those shares will be counted for purposes of establishing a quorum to conduct business at the 2020 Annual Meeting, but will not be counted for purposes of determining whether stockholder approval of the particular matter has been obtained.

        We will bear the cost of any proxy solicitation. Although we expect that the solicitation will be primarily by mail, regular employees or our representatives (none of whom will receive any extra compensation for their activities) may also solicit proxies by telephone, e-mail and in person and arrange for brokerage houses and other custodians, nominees and fiduciaries to send proxies and proxy materials to their principals at our expense.

        We will hold the 2020 Annual Meeting at the offices of Morgan, Lewis & Bockius LLP, One Federal Street, Boston, Massachusetts. You can obtain directions to the meeting by contacting Investor Relations at (978) 663-3660, extension 1479.

        We are mailing our 2019 Annual Report, including our audited financial statements for the fiscal year ended December 31, 2019, to stockholders concurrently with this proxy statement.

        Our principal executive offices are located at 40 Manning Road, Billerica, Massachusetts 01821, and our telephone number is (978) 663-3660.

Record Date and Voting Securities

        Only stockholders of record at the close of business on March 23, 2020 (the "Record Date") are entitled to notice of and to vote at the 2020 Annual Meeting. As of the Record Date, 154,201,496 shares of Common Stock were outstanding and entitled to vote. Each outstanding share of our Common Stock entitles the record holder to one vote. Broadridge Financial Solutions, Inc. ("Broadridge") will tabulate all votes that are received prior to the date of the 2020 Annual Meeting. The inspector of elections, who will be one of our employees or a representative of Morgan, Lewis & Bockius LLP, will receive Broadridge's tabulation, tabulate all other votes, and certify the voting results.

 PROPOSAL NO. 1
ELECTION OF DIRECTORS

        Our Restated Certificate of Incorporation provides that our Board will consist of three classes of directors with overlapping three-year terms. One class of directors is to be elected each year for a three-year term. Directors are assigned to each class in accordance with a resolution or resolutions adopted by the Board, each class consisting, as nearly as possible, of one-third the total number of directors. There are currently 10 members of our Board, consisting of three Class I directors serving terms expiring at the Annual Meeting of Stockholders in 2022, four Class II directors serving terms expiring at our 2020 Annual Meeting and three Class III directors serving terms expiring at our Annual Meeting of Stockholders in 2021. The four current Class II directors whose terms expire at the 2020 Annual Meeting are Cynthia M. Friend, Marc A. Kastner, Gilles G. Martin and Hermann Requardt. Dr. Martin is not standing for re-election at the 2020 Annual Meeting; the Board thanks Dr. Martin for his service.

        The first proposal on the agenda for the 2020 Annual Meeting is the election of Cynthia M. Friend, Marc A. Kastner and Hermann Requardt to serve as Class II directors for three-year terms beginning at the 2020 Annual Meeting and ending at our 2023 Annual Meeting of Stockholders, or in each case, until a successor has been duly elected and qualified. Each of Drs. Friend, Kastner and Requardt previously was elected by our stockholders and is currently serving as a Class II director. All nominees were unanimously approved by our Board, including unanimous approval by our independent directors, upon the recommendation of the Nominating and Governance Committee.

        Unless marked otherwise, proxies received will be voted FOR the election of each of the nominees as director. If any nominee is unwilling or unable to serve as a nominee for director at the time of the 2020 Annual Meeting, the proxies may be voted for a substitute nominee who will be designated by the present Board to fill such vacancy. Alternatively, if no such nominee is designated, a vacancy will be created in Class II. The Board has no reason to believe that any of the nominees will be unwilling or unable to serve if elected as a director.

        The Board of Directors recommends a vote FOR the election of Cynthia M. Friend, Marc A. Kastner and Hermann Requardt to serve as Class II directors.

CORPORATE GOVERNANCE

Certain Information Regarding Directors and Nominees

        The biographies of the nominees and each of our continuing directors are below and include the experiences, qualifications, attributes or skills that caused the Board to determine that the person should serve as a director of Bruker.

Nominees for Election to a Three-Year Term Expiring at the 2023 Annual Meeting

Cynthia M. Friend, Ph.D.	Age 65	Director Since 2016

Dr. Friend has been a professor at Harvard University since 1982. She became the Theodore Williams Richards Professor of Chemistry in 1998 and a Professor of Materials Science in 2002. Dr. Friend has served in a variety of senior faculty and leadership roles at Harvard, including several advisory roles for the Dean of Faculty of Arts and Sciences and as Chair of the Harvard University Department of Chemistry and Chemical Biology from 2004 to 2007. From 2013 until 2019, Dr. Friend served as Director of the Rowland Institute at Harvard University, a non-profit organization whose goal is to support the high risk/high reward research of early career scientists. In 2014, she became Director of the Energy Frontier Research Center for Sustainable Catalysis at Harvard University, a Department of Energy-funded multi-institution effort focused on the design of efficient catalytic processes, where her responsibilities include management of the fiscal health of the Center and strategic scientific planning. Dr. Friend has received numerous awards for her scientific research and scholarship and has served on a number of research and scientific advisory boards and panels. Dr. Friend holds a Ph.D. in Chemistry from the University of California, Berkeley. Dr. Friend brings to the Board extensive technical expertise and significant experience in the investment strategy and infrastructure of academic as well as government research markets. Further, Dr. Friend has substantial management experience in non-profit scientific institutions and brings to the Board valuable insight into science policy and scientific research funding priorities.

Dr. Friend serves on our Compensation Committee.

Marc A. Kastner, Ph.D.	Age 74	Director Since 2015

Dr. Kastner is currently an adjunct Professor of Physics at Stanford University. Dr. Kastner served as President of the Science Philanthropy Alliance, a non-profit organization whose goal is to increase private funding for fundamental research, from March 2015 to December 2019. In January 2016, he became Donner Professor of Science Emeritus at Massachusetts Institute of Technology ("MIT"), having held the Donner Chair since 1989. After joining the MIT Department of Physics in 1973, Dr. Kastner served in a variety of senior faculty and leadership roles at MIT, including as Dean of the MIT School of Science from July 2007 to December 2013, Head of the MIT Department of Physics from 1998 to 2007, Director of MIT's Center for Materials Science and Engineering from 1993 to 1998 and as Associate Director of MIT's Consortium for Superconducting Electronics from 1989 to 1992. Dr. Kastner previously served a term on our board of directors from February 2013 to May 2014. Dr. Kastner has received numerous awards for his scientific research and scholarship and currently serves on a number of research and scientific advisory boards. Dr. Kastner holds a Ph.D. in Physics from the University of Chicago. Dr. Kastner brings to the Board significant expertise in recent and emerging scientific, technological and research funding trends, as well as in academic and government research markets, from which we derive approximately half of our revenues. Moreover, Dr. Kastner has extensive organizational and management experience in non-profit institutions and insights into U.S. government research management and priorities.

Dr. Kastner is the Chair of our Nominating and Governance Committee.

Hermann Requardt, Ph.D.	Age 65	Director Since 2015

Dr. Requardt currently serves as an independent strategic advisor to a number of European public and private life science and healthcare technology companies. From 2009 to February 2015 he served as Chief Executive Officer of the healthcare division of Munich, Germany-based Siemens AG. He also served as Chief Technology Officer of Siemens AG from 2008 through 2011. Additionally, from 2006 through January 2015, he was a member of the Siemens AG Managing Board, during which time he also held a variety of regional and operational responsibilities at Siemens AG and its affiliates. Dr. Requardt joined Siemens AG Medical Solutions in 1984 and served there in roles of increasing responsibility before assuming global responsibility for the magnetic resonance business unit in 1994. Dr. Requardt is an honorary Professor of Physics at the University of Frankfurt and serves on several academic and industrial boards in Germany, including, among other positions, Vice President of Acatech, the National Academy of Science and Engineering. He also is a member of the Advisory Board of Dekra SE, headquartered in Stuttgart, Germany, and the Supervisory Board of Sivantos Group, which was Siemens Audiology Solutions prior to its spin-off from Siemens AG in early 2015. In 2018, Dr. Requardt was nominated as non-executive director of Sphere Medical Ltd., Cambridge, United Kingdom. Dr. Requardt holds a Ph.D. in Biophysics, with a focus on radiation biophysics and microbiology, from the University of Frankfurt. In addition to his global and technical industry expertise, Dr. Requardt brings to the Board significant experience in the management and strategic planning of life sciences companies.

Dr. Requardt serves on our Compensation Committee.

Directors Continuing in Office until the 2021 Annual Meeting

Robert Rosenthal, Ph.D.	Age 63	Director Since 2015

Dr. Rosenthal serves as Chairman of the Board of Taconic Biosciences, Inc., a privately-held provider of research models for the pharmaceutical and biotech industry, where from 2014 to 2018 he also served as Chief Executive Officer. Dr. Rosenthal previously served since 1995 in a variety of senior management positions with companies involved in the development of diagnostics, therapeutics, medical devices, and life sciences tools, most recently including from 2010 through 2012 as President and Chief Executive Officer of IMI Intelligent Medical Implants, AG, a medical technology company, and from 2005 through 2009 as President and Chief Executive Officer of Magellan Biosciences, Inc., a provider of clinical diagnostics and life sciences research tools. Earlier in his career, Dr. Rosenthal served in senior management positions at Perkin Elmer Inc. and Thermo Fisher Scientific, Inc. Dr. Rosenthal has served since 2007 as a director of Safeguard Scientifics, Inc., a publicly-traded provider of capital for early and growth-stage companies, and as Chairman of its board of directors since May 2016. In 2019, Dr. Rosenthal joined the board of directors of InVivo Therapeutics, a publicly-traded company focused on research related to spinal cord injuries. He also currently serves as a director of Galvanic Applied Sciences, Inc., a privately-held Canadian company. Dr. Rosenthal holds a Ph.D. from Emory University and a Master of Science degree from the State University of New York. Dr. Rosenthal brings to the Board an extensive understanding of corporate governance due to his public company board experience as well as an entrepreneurial perspective due to his success as an entrepreneur.

Dr. Rosenthal serves on our Audit Committee.

William A. Linton, Ph.D.	Age 72	Director Since 2000

Since 1978, Dr. Linton has served as the Chairman, President and Chief Executive Officer of Promega Corporation in Madison, Wisconsin, a privately-held life science supply company founded by Dr. Linton. Dr. Linton received a Bachelor of Science degree from University of California, Berkeley in 1970 and honorary doctorate degrees from Hannam University (Korea) in 2004 and the University of Wisconsin Madison in 2015. Dr. Linton is a director of Analytical, Life Science & Diagnostics Association (an industry association formerly known as Analytical & Life Sciences Systems Associations) ("ALDA"), a director of Heffter Research Institute (a non-profit research institute), a member of the Supervisory Board of Eppendorf AG, Hamburg (a private life sciences company), founder and Executive Director of Usona Institute (a non-profit medical research organization) and President of the BioPharmaceutical Technology Center Institute (a non-profit organization). Dr. Linton brings to the Board extensive executive, international operations management and technical expertise in the life sciences industry, as well as significant experience in strategic planning, corporate governance, and executive compensation matters.

Dr. Linton serves on our Nominating and Governance Committee. Dr. Linton also serves as the lead director of our Board. He was appointed lead director in March 2004 by the independent members of the Board.

Adelene Q. Perkins	Age 60	Director Since 2017

Ms. Perkins currently serves as Chief Executive Officer of Infinity Pharmaceuticals, Inc. (Ticker: INFI) ("Infinity"), a publicly traded clinical-stage biopharmaceutical company, a position she has held since January 2010. Ms. Perkins also has served as Chair of Infinity's board of directors since November 2012. Within Infinity, Ms. Perkins served as President and Chief Business Officer from October 2008 through December 2009, and as Executive Vice President and Chief Business Officer from June 2002 to October 2008. Prior to her time at Infinity, Ms. Perkins served as Vice President of Business and Corporate Development of TransForm Pharmaceuticals, Inc. (a privately-held specialty pharmaceutical company) from 2000 to 2008. From 1992-1999, she held various positions at Genetics Institute (now a unit of Pfizer Inc.), and from 1985 to 1992, she was with the management consulting firm, Bain & Company. Ms. Perkins currently serves on the board of directors of Massachusetts General Hospital, BIO (Biotechnology Industry Organization), the Massachusetts Biotechnology Council and two biotechnology industry trade organizations. She is also the Vice Chairman of the board of Project Hope, a not-for-profit social service agency. She previously served on the board of Padlock Therapeutics, Inc. (a privately-held biotechnology company), prior to its acquisition by Bristol-Myers Squibb Company in 2016. Ms. Perkins holds a Master of Business Administration from the Harvard Business School, as well as a Bachelor of Science degree in chemical engineering from Villanova University. Ms. Perkins has more than 30 years of international business and corporate strategy experience and brings to the Board a valuable understanding of the pharmaceutical and life sciences industries, as well as significant experience in various aspects of public company management and governance.

Ms. Perkins serves on our Audit Committee.

Directors Continuing in Office until the 2022 Annual Meeting

Frank H. Laukien, Ph.D.	Age 60	Director Since 1991

Dr. Frank H. Laukien has been our Chairman, President and Chief Executive Officer since February 1991 and is our largest stockholder. Dr. Laukien also serves as a director of various subsidiaries of Bruker, none of which are publicly-traded companies. Dr. Laukien served as a director of ALDA for several terms in the past, including its Chairman from 2002 to 2003. Dr. Laukien holds a Bachelor of Science degree in physics from MIT, as well as a Ph.D. in chemical physics from Harvard. Dr. Laukien was a member of the Dean's Advisory Committee of the MIT School of Science until 2014, and a Trustee of the Rivers School in Weston, Massachusetts until 2013. In May 2017, Dr. Laukien was elected a senator of acatech, the German National Academy of Science and Engineering. As our largest stockholder and based on his long history of leading the profitable growth at Bruker, Dr. Laukien brings to the Board the perspective of a significant stakeholder with an in-depth knowledge of all aspects of our operations. He also provides extensive executive experience in organizational management, strategic planning, finance, global business development and life science tools markets, as well as the scientific and technical background required for a deep understanding of our key technologies, markets and industry dynamics.

John Ornell	Age 62	Director Since 2015

Mr. Ornell is retired from Waters Corporation ("Waters"), where he served as Vice President, Finance and Administration and Chief Financial Officer from 2001 to 2013. During his time at Waters, he was also responsible for information technology, investor relations and the TA Instruments Division. Joining Waters in 1994, Mr. Ornell served in a variety of operational and financial leadership roles before assuming the position of Waters' Chief Financial Officer. During 2014, Mr. Ornell continued to serve Waters on a part-time, transitional basis. Prior to joining Waters, Mr. Ornell progressed through a series of roles of increasing responsibility at a number of multinational corporations, primarily in operational finance functions. Mr. Ornell holds a Bachelor of Science degree in Business Administration and a Bachelor of Arts degree in Economics from the University of New Hampshire, as well as a Master of Business Administration degree from Southern New Hampshire University. He is a Certified Management Accountant and a Certified Public Accountant. Mr. Ornell brings to the Board a depth of knowledge in the life sciences and analytical instruments industry, as well as a global perspective with significant experience managing the operational, strategic and financial matters of life sciences companies.

Mr. Ornell serves as Chair of our Audit Committee.

Richard A. Packer	Age 62	Director Since 2007

Mr. Packer is a Primary Executive Officer of Asahi Kasei Corporation and co-leader of Asahi Kasei's healthcare business unit. Mr. Packer also serves as the non-executive Chairman of ZOLL Medical Corporation, a manufacturer of resuscitation devices and related software solutions that was publicly traded until it was acquired by Asahi Kasei Corporation in April 2012. From November 1999 to April 2016, Mr. Packer was the Chief Executive Officer and a director of ZOLL. He served as Chairman of ZOLL from 1999 until November 2010. From 1996 until his appointment as Chairman and Chief Executive Officer in 1999, Mr. Packer served as ZOLL's President, Chief Operating Officer and director. From 1992 to 1996, he served as Vice President of Operations of ZOLL and also served as Chief Financial Officer and Head of North American Sales of ZOLL from 1995 to 1996. Prior to joining ZOLL, Mr. Packer served for five years as Vice President of various functions for Whistler Corporation, a consumer electronics company. Before joining Whistler in 1987, Mr. Packer was a manager with the consulting firm of PRTM/KPMG, specializing in operations of high technology companies. Mr. Packer has served as a director of Teleflex Incorporated, a publicly traded provider of medical devices, since May 2017 and is a member of the Teleflex Incorporated governance committee. In June 2019, Mr. Packer was appointed as a director of Bolder Surgical, a venture backed manufacturer of surgical instruments. Mr. Packer is the past Chairperson of MassMEDIC, the industry council for Medical Devices in Massachusetts. He also currently serves as a board member of the Medical Device Manufacturers Association and the ZOLL Foundation. Mr. Packer holds a Master of Business Administration from the Harvard Business School, as well as Bachelor of Science and Master of Engineering degrees from Rensselaer Polytechnic Institute. Mr. Packer has extensive financial, operations and management experience in the medical devices industry. He also brings to the Board significant experience in corporate governance, strategic planning and public company compensation matters.

Mr. Packer serves on our Nominating and Governance Committee and is the Chair of our Compensation Committee.

Board Leadership Structure

        Under our Bylaws, the Chairman of our Board has the power to preside at all meetings of the Board. The current leadership structure of our Board consists of a combined Chairman and Chief Executive Officer position and a lead independent director that is appointed by the independent directors. Accordingly, Dr. Frank Laukien, our Chief Executive Officer and President, serves as the Chairman of our Board and has done so throughout the time we have been a public company. The Board does not have a fixed policy regarding the combination or separation of the offices of Chairman and Chief Executive Officer; our Board believes that it should have the flexibility to make these determinations in the way that it considers best to provide appropriate leadership for Bruker. The Board has determined that combining the positions of Chairman and Chief Executive Officer is most appropriate for the Company at this time.

        The Chief Executive Officer is appointed by our Board to manage our daily affairs and operations. Having served as our Chief Executive Officer since 1991, Dr. Laukien has extensive industry knowledge and a long history of direct involvement in our operations. Accordingly, the Board believes this makes him best suited to serve as Chairman in order to:

  •
  Lead the Board in productive discussions on important matters affecting Bruker;

  •
  Create a firm link between management and the Board and promote the development and implementation of corporate strategy;

  •
  Determine necessary and appropriate agenda items for meetings of the Board with input from the independent lead director and Board committee chairs; and

  •
  Determine and manage the amount of time and information devoted to discussion and analysis of agenda items and other matters that may come before the Board.

        Additionally, Dr. Laukien's significant equity ownership of approximately 26% of the outstanding shares of our Common Stock, means that he has a close and direct alignment of interests with the interests of our other stockholders.

        Our Board structure also fosters strong oversight by independent directors. Dr. William Linton serves as our lead independent director and was previously appointed by the independent directors to ensure independent leadership. The lead independent director's responsibilities include:

  •
  Consulting with the Chairman and Chief Executive Officer regarding agenda items for Board meetings;

  •
  Chairing executive sessions of the independent directors;

  •
  Calling executive sessions of the independent directors and advising the Chairman and Chief Executive Officer of actions or deliberations at such sessions;

  •
  Acting as a liaison between the independent directors and the full Board, as necessary; and

  •
  Establishing, in consultation with the Chairman and Chief Executive Officer and any appropriate Board committees, procedures to govern the Board's work, ensuring that the Board is appropriately approving strategy and supervising management's progress.

        The Board believes that this approach appropriately and effectively complements our combined Chairman and Chief Executive Officer role.

        We are committed to strong corporate governance, and our Nominating and Governance Committee and our Board regularly review our governance structure, including our classified board structure. Our Amended and Restated Certificate of Incorporation divides our Board into three classes, with each class elected to serve a three-year term. As a result, at each annual meeting of shareholders, approximately one-third of our directors are elected to serve for a three-year term. Our Nominating and Governance Committee and our Board periodically consider the continued appropriateness of this classified board structure, and believe that our classified board structure provides important benefits, including enhanced stability and continuity of leadership because our Board will always include directors with prior experience with our company, and these experienced directors help our Board maintain a long-term perspective, leading to decisions in the long-term interests of our shareholders, and maximizing our value for shareholders in the event of an unsolicited takeover.

Board Independence

        There are currently 10 members of our Board. Following the 2020 Annual Meeting, the Board will be reduced to nine directors. The Nominating and Governance Committee and our Board are actively engaged in an independent director search to identify potential new Board candidates.

        All of our current directors and director nominees, other than Frank Laukien, our Chief Executive Officer, meet the independence requirements set forth in Nasdaq Stock Market ("Nasdaq") listing rules. In making its independence determinations, the Board considered, among other things, relevant transactions between Bruker and entities associated with the independent directors, as described in this proxy statement under the heading "Transactions with Related Persons," and determined that none have any relationship with Bruker or other relationships that would impair the directors' independence. Following the 2020 Annual Meeting, the Board will consist of eight independent directors and one non-independent director.

Board Meetings and Board Committees

        During 2019, the Board held four meetings and acted by unanimous written consent one time. The Board meets in executive session during each regularly scheduled Board meeting. Our incumbent directors, on average, attended 96% of Board and committee meetings during 2019. In 2019, every director attended at least 75% of the total number of Board meetings and committee meetings of which he or she was a member. It is the policy of our Board that at least two directors, including at least one independent director, attend our Annual Meeting, either in person or by telephonic conference. Two directors, including one independent director, attended our 2019 Annual Meeting.

        As described below, the Board has three standing committees: an Audit Committee, a Compensation Committee and a Nominating and Governance Committee. Each Committee's charter is available on our website at https://ir.bruker.com under the "Corporate Governance" section. The following provides an overview of the responsibilities, committee composition, and 2019 meeting information for each of the three standing committees. As discussed above, Dr. Martin is not standing for re-election at the 2020 Annual Meeting; as Dr. Martin did not serve on any of the committees of the Board, the composition of the committees will remain the same following his departure.

        Audit Committee.    The Audit Committee met seven times during 2019. The Audit Committee currently consists of John Ornell, Adelene Q. Perkins and Robert Rosenthal, each of whom is financially literate and satisfies the applicable independence requirements of the rules and regulations of the Securities and Exchange Commission ("SEC") and Nasdaq. Under these rules, we are required to have an Audit Committee consisting of at least three independent members. The Audit Committee has determined that Mr. Ornell, the Chair of the Audit Committee, is an "audit committee financial expert" within the meaning of the SEC's rules and regulations and has the level of financial sophistication required by Nasdaq Rule 5605(c)(2)(A). The primary purpose of the Audit Committee is to oversee the accounting and financial reporting processes and audits of the financial statements of Bruker and to provide assistance to the Board in fulfilling its legal and fiduciary obligations with respect to matters involving the accounting, auditing, financial reporting and internal control functions of Bruker and its subsidiaries. In fulfilling its purpose, the Audit Committee is charged with the following responsibilities:

  •
  Selecting, retaining and overseeing the independent public accounts, including pre-approving all audit and non-audit services provided to us by our independent auditors, determining the compensation of the independent auditors, reviewing the performance of the independent auditors and replacing or terminating the independent auditors when circumstances warrant;

  •
  Reviewing and discussing with the independent auditors and management the annual financial statements and the audit thereof;

  •
  Reviewing and monitoring results of compliance programs, including Bruker's Code of Conduct; and

  •
  Establishing and monitoring procedures for (i) the receipt, retention or treatment of complaints received by us regarding accounting, internal accounting controls or auditing matters, and (ii) the confidential submission by our employees of concerns regarding questionable accounting or auditing matters.

        None of the members of the Audit Committee has participated in the preparation of our financial statements at any time during the last three fiscal years.

        Compensation Committee.    The Compensation Committee met six times and acted by unanimous written consent one time during 2019. The Compensation Committee currently consists of Cynthia M. Friend, Richard A. Packer and Hermann Requardt, all of whom meet the independence requirements of Nasdaq. Mr. Packer is the Chair of the Compensation Committee. The role of the Compensation Committee is to discharge the responsibilities of the Board relating to compensation of the Chief Executive Officer and the other executive officers of Bruker and to review and advise the Board on general policy matters relating to Bruker's compensation and employee benefit programs. Accordingly, the Compensation Committee is charged with the following responsibilities:

  •
  Administering our stock incentive plan;

  •
  Determining the Chief Executive Officer's salary, bonus, and equity based compensation;

  •
  Overseeing the executive compensation program for our other executive officers; and

  •
  Reviewing general policy matters relating to compensation and employee benefits and making recommendations concerning these matters to the Board.

        Additionally, the Compensation Committee may establish subcommittees consisting of one or more of its members to carry out such duties as the Compensation Committee may assign. Our Chief Executive Officer, General Counsel and Senior Director of Human Resources may routinely attend meetings of the Compensation Committee to provide information relating to matters the Compensation Committee is considering; please see the section entitled "Role of Management" on page 28 for a more detailed discussion regarding the role of management in making compensation decisions. The Compensation Committee may, from time to time, meet in executive session without any executive officers or other members of management present.

        Nominating and Governance Committee.    The Nominating and Governance Committee met two times during 2019. The Nominating and Governance Committee currently consists of Marc A. Kastner, Richard A. Packer and William A. Linton, all of whom meet the independence requirements of Nasdaq. Dr. Kastner is the Chair of the Nominating and Governance Committee. The purpose of the Nominating and Governance Committee is to assist the Board in identifying and recruiting individuals qualified to become Board members, consistent with criteria approved by the Board, and to recommend to the Board director nominees for election at the next annual meeting of stockholders, or for election by the Board to fill open seats between annual meetings, as well as to assist the Board in establishing and maintaining corporate governance standards and policies. Accordingly, the Nominating and Governance Committee is charged with the following responsibilities:

  •
  Considering candidates proposed by the Nominating and Governance Committee, by any other director, or by any stockholder;

  •
  Receiving comments from all directors regarding director qualifications of candidates considered for directorship;

  •
  Developing and implementing the screening, interviewing and recruitment process necessary to identify qualified and willing candidates for membership on the Board, as well as on the Board's Audit and Compensation Committees;

  •
  Overseeing onboarding program for new members of the Board;

  •
  Reviewing our Stock Ownership Guidelines to determine compliance by our executive officers and directors;

  •
  Overseeing a process for the full Board to discuss CEO and executive officer succession planning; and

  •
  Monitoring and evaluating developments in law and practice relating to corporate governance trends and best practices and recommending to the Board appropriate changes to our corporate governance policies and practices.

        At a meeting held in February 2020, the Nominating and Governance Committee unanimously recommended to the full Board each of the current nominees for director.

Director Nominations

        Upon recommendation of the Nominating and Governance Committee, the qualifications of candidates will be reviewed by at least a majority of our independent directors, as well as the full Board. Stockholders may recommend director candidates for inclusion in the slate of nominees which the Board recommends to stockholders for election as described below.

        The process followed to identify and evaluate potential candidates includes requests to Board members and others for recommendations, meetings from time to time to evaluate biographical information and background material relating to potential candidates and interviews of selected candidates by the members of the Nominating and Governance Committee, the independent directors and the Board. The Nominating and Governance Committee, the independent directors and the Board are each authorized to retain advisers and consultants and to compensate them for their services. We did not retain any such advisers or consultants for this purpose in 2019.

        We do not have a formal policy with regard to the consideration of diversity in identifying director nominees, but we strive to identify and recruit director candidates with a variety of complementary skills, expertise and backgrounds so that, as a group, the Board will possess the appropriate talent, skills and expertise to oversee our business. The Nominating and Governance Committee seeks to promote diversity in Board composition, recognizing that our businesses and operations are diverse and global in nature. In considering individual director candidates, the Nominating and Governance Committee takes into account such factors as diversity in professional experience, skills and background, as well as diversity in gender, race and ethnicity. When we search for new directors, the Nominating and Governance Committee advises our search firms to actively seek to identify qualified, diverse candidates, including women and minorities. As a global company with worldwide operations, we also strive to maintain geographic and international diversity on our Board by ensuring an appropriate mix of directors with experience operating international businesses.

        In considering whether to recommend any candidate for inclusion in the Board's slate of recommended director nominees, including any candidate recommended by a stockholder, the Board and the independent directors apply the following criteria:

  •
  experience in aspects of business or technology relevant to our business;

  •
  sufficient time available to devote to our affairs;

  •
  character and integrity;

  •
  ability to represent the best interests of stockholders as a whole rather than special interest groups;

  •
  willingness to participate actively as a Board member; and

  •
  communication, decision-making and interpersonal skills.

        The Board and the independent directors may also consider the following for some director nominees:

  •
  experience serving as a director of a public company;

  •
  familiarity with corporate governance issues;

  •
  experience in running a comparable company or division of a comparable company;

  •
  insight into our strategy, business model, operations, and financials;

  •
  knowledge of industry trends and markets;

  •
  independence, as determined in accordance with SEC rules and Nasdaq listing standards; and

  •
  qualification as an "audit committee financial expert" to serve on the Audit Committee in accordance with SEC and Nasdaq definitions.

        In evaluating candidates recommended by the Nominating and Governance Committee, the Board and the independent directors do not assign specific weights to particular criteria and no particular criterion is necessarily applicable to all prospective nominees. We believe that the backgrounds and qualifications of the directors, considered as a group, should provide a significant composite mix of experience, knowledge, backgrounds and abilities that will allow the Board to fulfill its responsibilities.

        Stockholders may communicate directly with the Nominating and Governance Committee by written communication submitted to Kristin S. Caplice at the address set forth below under "Stockholder Communications." Stockholders may use this process to suggest potential nominees to the Board. We forward suggested nominees to the Nominating and Governance Committee and the proposed candidates are evaluated using substantially the same process and applying the same criteria we apply in evaluating candidates submitted by Board members. We must receive nominations within the timeframe set forth below under "Time for Submission of Stockholder Proposals."

Role of the Board in Risk Oversight

        Our Board considers general oversight of our risk management efforts to be a responsibility of the entire Board. The Audit and Compensation Committees assist the Board in carrying out this responsibility by focusing on specific key areas of risk that our business faces. The Board's role in risk oversight includes receiving regular reports from members of senior management on areas of material risk to Bruker, or to the success of a particular project or endeavor under consideration, including operational, financial, legal and regulatory, strategic and reputational risks. The full Board, the Audit Committee (in the case of financial and compliance risks that are within the oversight of the Audit Committee) or the Compensation Committee (in the case of matters relating to our compensation policies and practices), receive these reports from members of management to enable the Board or the Audit or Compensation Committees, as applicable, to understand our risk identification, risk management, and risk mitigation strategies. To facilitate this process and assist the Audit Committee in fulfilling its responsibility for monitoring legal and compliance risks, our Senior Director of Internal Audit, who reports directly to the Audit Committee. The Audit Committee Chair is authorized to give instructions and assignments directly to the Senior Director of Internal Audit and the Senior Director of Internal Audit reports directly and only to the Audit Committee Chair on these matters. When a report is evaluated at the Audit Committee level, the Chair of the Audit Committee subsequently reports on the matter to the full Board to ensure coordination of the Board's risk oversight activities. Our Board also believes that risk management is an integral part of our strategic planning process, which addresses, among other things, the risks and opportunities facing our business.

Role of the Board in Succession Planning

        Our Nominating and Governance Committee is responsible for overseeing a process for the full Board to discuss succession planning for executive officers, including the Chief Executive Officer. At least annually, our lead director and other independent directors meet to review the Company's succession planning, both in the ordinary course of business as well as contingency planning in the event of an emergency or unanticipated event. During those sessions, our Chief Executive Officer provides the independent directors with recommendations for and evaluations of potential Chief Executive Officer and executive officer successor candidates and reviews with the Board development plans for these successors. Directors engage with potential chief executive officer and senior management talent at Board and Committee meetings and in less formal settings to enable the directors to personally assess candidates.

 DIRECTOR COMPENSATION

        We pay the non-employee members of our Board a mix of cash and share-based compensation based on the determination of the Compensation Committee. Each year, the Compensation Committee reviews and makes recommendations to the full Board regarding any changes to Board compensation and reviews recommendations for long-term equity incentive awards. Our employee director, Frank Laukien, receives compensation only as an employee of Bruker and does not receive any additional compensation for service as a director. Directors are reimbursed for reasonable out-of-pocket expenses incurred in attending meetings of the Board or Board committees.

Components of Director Compensation

        During 2019, non-employee directors were paid cash compensation according to the following schedule, which amounts were unchanged from 2018:

2019 Director Cash Compensation
Board Service	$60,000
Audit Committee Service	$18,000
Audit Committee Chair	$15,000
Compensation Committee Service	$8,000
Compensation Committee Chair	$10,000
Nominating and Governance Committee Service	$3,000
Nominating and Governance Committee Chair	$6,000
Lead Director Service	$10,000

        In addition to the cash component of director compensation, we grant non-employee directors an annual equity award of restricted stock units ("RSUs") valued at $125,000, which vest in full on the first anniversary of the grant date. Additionally, we grant RSUs to each newly-elected, non-employee director, effective upon commencement of service on the Board, upon terms consistent with the annual awards to incumbent non-employee directors. The value of the new director awards is determined as follows: 100% of the annual director equity award value if elected to service in the first quarter; 75% of the annual director equity award value if elected to service in the second quarter; 50% of the annual director equity award value if elected to service in the third quarter; and 25% of the annual director equity award value if elected to service in the fourth quarter.

        On January 7, 2019, we granted each non-employee director an annual equity award consisting of 4,134 RSUs, which vested in full on January 7, 2020.

        The following table provides information concerning the compensation paid by us to each of our non-employee directors for the fiscal year ended December 31, 2019. The compensation we pay to Dr. Laukien, our President and Chief Executive Officer, is shown in the Summary Compensation Table on page 46 of this proxy statement.

 2019 Director Compensation Table

Name	Fees Earned or Paid in Cash ($)	Equity Awards(1) ($)	Total ($)
Cynthia M. Friend	68,000	125,012	193,012
Marc A. Kastner	69,000	125,012	194,012
William A. Linton	73,000	125,012	198,012
Gilles G. Martin	60,000	125,012	185,012
John Ornell	93,000	125,012	218,012
Richard A. Packer	81,000	125,012	206,012
Adelene Q. Perkins	78,000	125,012	203,012
Hermann Requardt	68,000	125,012	193,012
Robert Rosenthal	78,000	125,012	203,012

(1)
Reported amounts reflect the grant date fair value of RSUs granted to each director in 2019, computed in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718. Assumptions used in the calculations of these amounts may be found in Note 2 to our 2019 audited financial statements included in our Annual Report on Form 10-K filed with the SEC on March 27, 2020. The actual amount realized by the director will likely vary based on a number of factors, including our performance, stock price fluctuations and applicable vesting.

As of December 31, 2019, our non-employee directors held the following aggregate vested and unvested options to purchase Common Stock and unvested RSUs:

Name	Number of Vested Options	Number of Unvested Options	Number of Unvested RSUs
Cynthia M. Friend	7,500	—	4,134
Marc A. Kastner	20,000	—	4,134
William A. Linton	52,000	—	4,134
Gilles G. Martin	30,000	—	4,134
John Ornell	15,000	—	4,134
Richard A. Packer	40,000	—	4,134
Adelene Q. Perkins	—	—	4,134
Hermann Requardt	15,000	—	4,134
Robert Rosenthal	12,500	—	4,134

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

        The following table sets forth certain information regarding beneficial ownership of our Common Stock as of March 23, 2020 by (i) each person who is known by us to own beneficially more than 5% of our Common Stock, (ii) each of our directors and nominees for director, (iii) each named executive officer, as defined under the heading "Summary of Executive Compensation," and (iv) all directors and executive officers as a group. Unless otherwise noted, the address of each beneficial owner is c/o Bruker Corporation, 40 Manning Road, Billerica, Massachusetts 01821.

Beneficial Owners	Amount and Nature of Beneficial Ownership(1)	Percent of Class(1)
Executive Officers, Directors and Director Nominees
Frank H. Laukien(2)	40,331,189	26.15%
Gerald N. Herman(3)	36,165	*
Falko Busse(4)	33,649	*
Mark R. Munch(5)	161,807	*
Juergen Srega(6)	300,653	*
Cynthia M. Friend(7)	22,157	*
Marc A. Kastner(8)	30,080	*
William A. Linton(9)	131,407	*
Gilles G. Martin(10)	44,657	*
John Ornell(11)	29,567	*
Richard A. Packer(12)	95,764	*
Adelene Q. Perkins	10,364	*
Hermann Requardt(13)	29,657	*
Robert Rosenthal(14)	27,157	*
All executive officers and directors as a group (15 persons)(15)	41,324,716	26.8%
5% Beneficial Owners
FMR LLC(16)	16,599,623	10.8%
245 Summer Street Boston, MA 02210
Joerg C. Laukien(17)	10,715,769	7.0%
Markgrafenstrasse 34 Baden-Baden Germany
T. Rowe Price Associates, Inc.(18)	28,179,679	18.2%
100 E. Pratt Street Baltimore, MD 21202
The Vanguard Group(19)	11,050,796	7.2%
100 Vanguard Blvd. Malvern, PA 19355

*
Less than one percent

(1)
Beneficial ownership is determined in accordance with the rules of the SEC. In computing the number of shares beneficially owned by a person and the percentage ownership of that person, shares of Common Stock subject to options held by that person that are currently exercisable, or become exercisable and restricted stock units that vest, in each case within 60 days of March 23, 2020, are deemed outstanding. However, such shares are not deemed outstanding for purposes of computing the percentage ownership of any other person.

(2)
Includes options to purchase 232,651 shares of Common Stock that are currently exercisable, or become exercisable within 60 days of March 23, 2020. Also includes: 1,046,499 shares owned by Robyn Laukien, his former spouse, as to which Dr. Laukien has sole voting power; 336,000 shares held by each of his adult children, as to which Dr. Laukien has sole voting power and shared investment power; and 273,430 aggregate shares held as custodian for the benefit of his minor children, as to which Dr. Laukien has sole voting and investment power. 5,000,000 shares have been pledged by Dr. Laukien to secure a personal loan. Dr. Laukien retains voting power of all such pledged shares. Does not include 6,920 shares held in trust for Dr. Laukien's adult daughter, 7,400 shares held by Dr. Laukien's adult son or 1,042 shares held by his spouse, in each case as to which Dr. Laukien disclaims beneficial ownership.

(3)
Includes options to purchase 8,902 shares of Common Stock that are currently exercisable, or become exercisable, within 60 days of March 23, 2020.

(4)
Includes options to purchase 18,468 shares of Common Stock that are currently exercisable, or become exercisable, within 60 days of March 23, 2020.

(5)
Includes options to purchase 83,094 shares of Common Stock that are currently exercisable, or become exercisable, within 60 days of March 23, 2020 and 4,857 shares of restricted common stock.

(6)
Includes options to purchase 191,124 shares of Common Stock that are currently exercisable, or become exercisable, within 60 days of March 23, 2020 and 3,469 shares of restricted common stock.

(7)
Includes options to purchase 7,500 shares of Common Stock that are currently exercisable, or become exercisable, within 60 days of March 23, 2020.

(8)
Includes options to purchase 20,000 shares of Common Stock that are currently exercisable, or become exercisable, within 60 days of March 23, 2020.

(9)
Includes options to purchase 52,000 shares of Common Stock that are currently exercisable, or become exercisable, within 60 days of March 23, 2020.

(10)
Includes options to purchase 30,000 shares of Common Stock that are currently exercisable, or become exercisable, within 60 days of March 23, 2020.

(11)
Includes options to purchase 15,000 shares of Common Stock that are currently exercisable, or become exercisable, within 60 days of March 23, 2020.

(12)
Includes options to purchase 40,000 shares of Common Stock that are currently exercisable, or become exercisable, within 60 days of March 23, 2020.

(13)
Includes options to purchase 15,000 shares of Common Stock that are currently exercisable, or become exercisable, within 60 days of March 23, 2020.

(14)
Includes options to purchase 12,500 shares of Common Stock that are currently exercisable, or become exercisable, within 60 days of March 23, 2020.

(15)
Includes options to purchase 733,850 shares of Common Stock that are currently exercisable, or become exercisable, within 60 days of March 23, 2020.

(16)
According to Amendment No. 1 to Schedule 13G filed February 7, 2020, FMR LLC beneficially owns, or may be deemed to beneficially own, 16,599,623 shares. FMR LLC reported sole power to dispose of 16,599,623 shares and sole power to vote or direct the voting of 1,950,037 shares.

(17)
According to Amendment No. 21 to Schedule 13G filed January 30, 2020, Joerg Laukien beneficially owns, or may be deemed to beneficially own, 10,715,769 shares. Joerg Laukien reported sole power to dispose of 10,715,769 shares and sole power to vote or direct the voting of 10,715,769 shares.

(18)
According to Amendment No. 10 to Schedule 13G filed February 14, 2020, T. Rowe Price Associates, Inc. ("Price Associates") beneficially owns, or may be deemed to beneficially own, 28,179,679 shares as a result of acting as investment advisor to various investment companies, including the T. Rowe Price Mid-Cap Growth Fund, Inc. (the "Fund"), and institutional clients. Price Associates reported sole power to dispose of 28,179,679 shares and sole power to vote or direct the voting of 8,823,289 shares. The Fund reported sole power to vote or direct the voting of 9,411,500 shares.

(19)
According to Amendment No. 3 to Schedule 13G filed February 12, 2020, The Vanguard Group ("Vanguard") and certain of its affiliates, subsidiaries and other companies beneficially own, or may be deemed to beneficially own, 11,050,796 shares. Vanguard reported sole power to dispose of 10,983,010 shares, shared power to dispose of 67,786 shares, sole power to vote or direct the voting of 59,944 shares and shared power to vote or direct the voting of 22,253 shares.

EXECUTIVE OFFICERS

        Our executive officers are designated annually by the Board. The persons listed below are currently serving as our executive officers and they all served as executive officers throughout the fiscal year ended December 31, 2019.

Name	Age	Position
Frank H. Laukien, Ph.D.	60	Chairman, President and Chief Executive Officer
Gerald N. Herman	62	Chief Financial Officer
Falko Busse, Ph.D.	53	President, Bruker BioSpin Group
Mark R. Munch, Ph.D.	58	Executive Vice President, President of Bruker Nano Group and Bruker Nano Surfaces Division
Burkhard Prause, Ph.D.	53	President and Chief Executive Officer, Bruker Energy & Supercon Technologies, Inc.
Juergen Srega	65	President, Bruker CALID Group and Bruker Daltonics Division

        For biographical information relating to Dr. Laukien, who serves as both an executive officer and a director, please see "Certain Information Regarding Directors and Nominees" above. We present biographical information for our other executive officers below.

Gerald N. Herman    Mr. Herman has served as our Chief Financial Officer since June 2018, after being named Interim Chief Financial Officer in March 2018. Mr. Herman joined Bruker in 2016 as Vice President and Corporate Controller. Prior to joining Bruker, Mr. Herman had served in senior executive positions with various publicly-traded companies, including as Corporate Vice President—Clinical Operations of PAREXEL International from 2014 to February 2016, and as Corporate Vice President & Controller-Finance of PAREXEL from 2008 to 2013. Prior to 2008, Mr. Herman was Vice President—Corporate Controller of Presstek, Inc. He also served in financial, consulting and accounting roles at various organizations, including as Senior Manager at Arthur Andersen LLP from 1979 to 1987. Mr. Herman is a Certified Public Accountant (CPA) and holds a Master of Business Administration degree from the University of Chicago, and a Master of Science in Taxation from Bentley University.

Falko Busse, Ph.D.    Dr. Busse has served as President of the Bruker BioSpin Group since May 2018, with responsibility for management of its global operations. Dr. Busse served as Deputy President of the Bruker BioSpin Group from October 2017 until his appointment as President. From March 2017 to September 2017, Dr. Busse served as Executive Vice President of Research and Development, Operations and Marketing at the Bruker BioSpin Group. Dr. Busse joined the Bruker BioSpin Group in June 2015 and served as Executive Vice President of Research and Development until February 2017. Prior to joining the Bruker BioSpin Group, Dr. Busse served in various managerial roles at Philips Healthcare and its subsidiaries from August 1994 until May 2015, including as General Manager Radiology Solutions, from January 2014 to May 2015, and as General Manager MR-Therapy, from August 2009 to December 2013. Dr. Busse holds a B.A. and a Ph.D. in Physics from Rheinische Friedrich-Wilhelms-Universität Bonn.

Mark R. Munch, Ph.D.    Dr. Munch has served since September 2012 as President, Bruker Nano Group, with responsibility for management of its global operations. He has also served, since July 2015, as an Executive Vice President of Bruker, and in that capacity is responsible for providing oversight to our global information technology function and enterprise resource planning, as well as other strategic management development and business process initiatives. Dr. Munch has also served as President of Bruker Nano, Inc., a wholly-owned subsidiary of Bruker, since October 2010. Prior to joining Bruker Nano, Inc., from February 2008 to October 2010, Dr. Munch was Executive Vice President of Veeco Instruments Inc. Dr. Munch also served as a Senior Vice President of Coherent, Inc. from February 2006 to January 2008 and as President and Chief Executive Officer of Cooligy, Inc., a subsidiary of Emerson Electric, from 2004 to 2006. Dr. Munch's background includes over 29 years of experience in marketing, product development, operations and sales, as well as experience in managing significant business units of multi-national corporations. Dr. Munch holds a Bachelor of Science degree in Chemical Engineering from the University of Colorado and a Master of Science degree and Ph.D. in Chemical Engineering from Stanford University.

Burkhard Prause, Ph.D.    Dr. Prause has served as President and Chief Executive Officer of Bruker Energy & Supercon Technologies, Inc. ("BEST") since April 2008, with responsibility for management of its global operations. Dr. Prause also was a director of BEST from April 2012 to February 2013. Additionally, he has served as a director of Hydrostatic Extrusions Ltd. since April 2013, and as a Managing Director of Bruker EAS GmbH and Bruker HTS GmbH since January 2005, RI Research Instruments GmbH since December 2008, and Bruker ASC GmbH since March 2009. Prior to that time, Dr. Prause served as Product Manager for Bruker BioSpin MRI GmbH. Before joining Bruker BioSpin MRI GmbH in 2002, Dr. Prause was a senior staff scientist at the Max-Planck Institute in Tubingen, Germany. Dr. Prause currently is a director of CCAS (the Coalition for the Commercial Application of Superconductors), and from 2006 to 2010, Dr. Prause was Chairman of ivSupra, a German superconductor industry coalition. Dr. Prause holds a Ph.D. in Physics from the University of Notre Dame.

Juergen Srega    Mr. Srega has served as President of the Bruker CALID Group since January 2013, with responsibility for management of its global operations. Mr. Srega also serves as a Managing Director of Bruker Daltonik GmbH, an indirect wholly-owned subsidiary of Bruker located in Germany. Prior to joining us, Mr. Srega served since 1996 in a variety of senior management roles at Thermo Fisher Scientific Inc. ("Thermo"), a global provider of analytical instruments, equipment, reagents and consumables, software and services for research, analysis, discovery and diagnostics. At Thermo, Mr. Srega led a number of significant operating divisions, including as Vice President and General Manager Biomarkers, BRAHMS GmbH, from 2011 to 2012, Vice President and General Manager Scientific Instruments Division Global Products from 2005 to 2011 and Vice President and General Manager Advanced MS from 1996 to 2004. Prior to 1996, Mr. Srega was with Badenwerk AG, a German power utility company located in Karlsruhe, Germany, from 1988 to 1995 and an employee of Bruker GmbH from 1980 to 1988. Mr. Srega holds a Bachelor of Arts degree in Finance from Nord Akademie in Hamburg, Germany and a Bachelor of Arts degree in Engineering from Karlsruhe University of Applied Science in Karlsruhe, Germany.

COMPENSATION DISCUSSION AND ANALYSIS

        This Compensation Discussion and Analysis ("CD&A") describes the principles, objectives, and features of our executive compensation program with respect to our Chief Executive Officer and the other executive officers listed below, whom we refer to collectively in this proxy statement as the "named executive officers."

  •
  Dr. Frank H. Laukien, Chairman, President and Chief Executive Officer

  •
  Mr. Gerald Herman, Chief Financial Officer

  •
  Dr. Falko Busse, President, Bruker BioSpin Group

  •
  Dr. Mark R. Munch, Executive Vice President and President, Bruker Nano Group and Bruker Nano Surfaces Division

  •
  Mr. Juergen Srega, President, Bruker CALID Group and Bruker Daltonics Division

Executive Overview

        Our executive compensation program is designed to attract, motivate, retain and reward the individuals who lead Bruker and who are responsible for developing and executing our overall business strategy. Our approach to compensation for our executive officers targets a mix of competitive salaries, performance-based cash incentive awards linked to corporate and individual objectives and long-term equity incentive awards. The majority of our executive officers' pay opportunities is at risk, with a significant amount of those opportunities tied to long-term equity incentive awards, thereby strongly linking the interests of our overall executive pay program with those of our stockholders without encouraging excessive or unnecessary risk-taking. We provide limited perquisites and no excise tax gross ups. We also have a recoupment ("clawback") provision under our incentive plans that allows us to seek reimbursement of short-term incentive payments and repayment of stock award gains in certain circumstances.

  2019 Financial Performance

        Our business strategy is to create value for our stockholders based on our ability to innovate and generate revenue growth, both organically and through acquisitions. Achieving improvements in our revenue, operating profit, earnings per share and working capital levels are important to our success. Reflecting these objectives, a significant portion of our executive officers' cash compensation is based on our performance relative to goals linked to currency-adjusted revenue growth, non-GAAP gross profit and/or non-GAAP operating profit improvement, working capital improvement and non-GAAP earnings per share growth.

        Financial performance highlights for fiscal 2019 include:

  •
  Revenue increased by $177.0 million, or 9.3%, to $2,072.6 million, compared to $1,895.6 million for the year ended December 31, 2018 ("fiscal 2018"), including increases of approximately $118.4 million attributable to recent acquisitions and a decrease of approximately $50.3 million from the impact of foreign currency translation in fiscal 2019 compared to fiscal 2018;

  •
  Organic revenue increased by $108.9 million, or 5.7%, excluding the effects of foreign currency translation and recent acquisitions;

  •
  Non-GAAP gross profit margin increased to 50% as compared to fiscal 2018;

  •
  Non-GAAP operating income increased from $317.9 million in 2018 to $364.0 million in 2019; and

  •
  Non-GAAP diluted EPS increased by 12% to $1.57 from $1.40 in fiscal year 2018.

        Additional information regarding our use of non-GAAP financial measures, including how we define and calculate such non-GAAP financial measures, is included on pages 43 to 44 under Part II, Item 7—Management's Discussion and Analysis of Financial Condition and Results of Operations of our Annual Report on Form 10-K for the year ended December 31, 2019 filed with the SEC on March 27, 2020.

  2019 Executive Compensation Actions

        Highlighted below are some of the key actions and decisions with respect to our executive compensation programs for 2019, as approved by the Compensation Committee:

  •
  Salaries.  For 2019, the Compensation Committee evaluated our named executive officers' base salaries in light of competitive market levels, peer group survey data, individual performance and market conditions and, based on this evaluation, approved a 3% salary increase for Dr. Frank Laukien, our Chief Executive Officer. Base salary increases ranged from 3% to 7.5% for our other named executives, as described in greater detail below under the heading "2019 Base Salaries."

  •
  Performance-Based Cash Incentive Awards—Calculation.  Consistent with our pay-for-performance philosophy, a significant portion of our executive officers' total compensation potential for 2019 was linked to achievement of corporate and individual performance goals. For example, our Chief Executive Officer's variable cash compensation (at target) in 2019 represented approximately 58% of his total cash compensation opportunity.

  •
  Performance-Based Cash Incentive Awards—Targets.  Financial performance targets based on our 2019 business plan goals for key financial metrics linked to overall Corporate and Group level objectives represented 70% of each of our executive officers' total cash incentive compensation potential under their 2019 short-term incentive compensation plans, with the remaining 30% allocated to individual performance goals.

  •
  Performance-Based Cash Incentive Awards—Payouts.  Based on 2019 financial goals and actual performance results, cash incentive payments to our named executive officers based on financial goals ranged from 20% to 104% of target. In addition, cash incentive payments based on individual performance goals ranged from 78% to 104% of target. Reflecting this financial and individual performance, total cash incentive payouts to our named executive officers for 2019 ranged from 39% to 104% of short-term incentive award targets.

  •
  Long-Term Incentive Awards.  In 2019, the Compensation Committee approved long-term incentive awards to our named executive officers, including awards of stock options and RSUs, which vest ratably over four years from the date of grant. Our Compensation Committee selected time-based awards for our long-term incentives as an appropriate complement to the strong performance component of our short-term incentive awards. The value of these awards to our Chief Executive Officer approximated 3.8 times his base salary and approximately 61% of his total direct compensation, which includes base salary, target bonus and long-term equity incentives but excludes the RSU Replacement Award (as defined below), thus linking a significant portion of his total compensation to stockholder value. Drs. Busse and Munch and Mr. Srega (collectively, our "Group Presidents") and our Chief Financial Officer also were awarded significant equity stakes in amounts representing, on average, 1.3 times their base salaries, or approximately 43% (on average) of their total direct compensation at target levels.

        We believe the combination of a high proportion of total compensation tied to share price performance and a four-year vesting period for equity awards (other than with respect to the stock options granted to Dr. Laukien, which have a five-year vesting period) further aligns the interests of our executives with the long-term interests of our stockholders.

  •
  Premium Priced Options—Chief Executive Officer.  Options granted to Dr. Laukien, our Chief Executive Officer, are exercisable upon vesting at a price equal to 110% of the closing price of our Common Stock on the grant date and expire on the fifth anniversary of the grant date. We believe that granting options to Dr. Laukien that have an exercise price in excess of the fair market value on the grant date further incentivizes him to deliver positive return to stockholders.

  •
  RSU Replacement Award.  On December 16, 2019, Dr. Laukien also received a grant of RSUs valued at $625,000 as a replacement for in the money options that expired unexercised due to a process error (the "RSU Replacement Award"). The RSU Replacement Award, which consists of 12,631 RSUs, vests in four approximately equal annual installments on the anniversary of the grant date.

2019 Say on Pay Vote

        We hold annual advisory votes on the compensation paid to our named executive officers, or "say on pay" votes. Approximately 99% of the shares voted on "say on pay" at our 2019 Annual Meeting of Stockholders were in favor of our named executive officer compensation decisions and policies as described in our 2019 proxy statement. The Compensation Committee considered this result in 2019 and determined that it was not necessary to make any material changes to our compensation policies and practices. The Compensation Committee will consider future say on pay results in its compensation decisions. We will next ask our stockholders to cast a vote on the frequency of future "say on pay" votes at our 2023 Annual Meeting of Stockholders.

Executive Compensation Philosophy and Process

  Key Considerations in Setting Compensation

        Our key objectives in structuring and determining executive compensation are to:

  •
  attract and retain qualified executive officers not only by offering fair, competitive and comprehensive compensation packages but also by offering long-term job stability, opportunities for advancement, and the satisfaction of making a difference in advancing life sciences and healthcare;

  •
  motivate existing officers to perform by providing meaningful incentive-based compensation that aligns our executives' interests with those of our long-term stockholders and other stakeholders;

  •
  pay for performance by aligning executive compensation with our annual and long-term strategic performance goals; and

  •
  develop incentives to achieve high levels of short and sustainable long-term company performance, without encouraging excessive or unnecessary risk-taking.

        To achieve these objectives, we have embraced a compensation philosophy that seeks to align compensation with our strategic objectives and reward our executive officers for meeting or exceeding certain pre-determined performance goals. Executive compensation at Bruker is based in large part on a pay-for-performance philosophy, through annual incentive bonus awards which emphasize both company and individual performance measures that correlate closely with the achievement of our short-and long-term strategic performance objectives. To motivate our executive officers, we focus on cash compensation in the form of salary and annual performance incentives, a portion of which is tied to the individual's performance, and we augment this cash compensation with equity grants. In structuring executive compensation, the Compensation Committee focuses on our goal of long-term enhancement of shareholder value through grants of equity incentive awards with extended multi-year vesting schedules.

  Role of the Compensation Committee

        Our Compensation Committee oversees management's administration of our executive compensation program, including:

  •
  Determining overall equity compensation award guidelines and aggregate share usage and dilution levels,

  •
  Determining the Chief Executive Officer's salary, target and actual bonus, and equity-based compensation,

  •
  Overseeing the executive compensation program for our other executive officers, including reviewing and approving the overall values and forms of compensation for the named executive officers,

  •
  Reviewing general policy matters relating to compensation and employee benefits, and

  •
  Making recommendations concerning these matters to the Board.

        The Compensation Committee conducts the annual performance evaluation of our Chief Executive Officer. Generally, the process begins with the Chief Executive Officer completing a self-evaluation, which is submitted to the Compensation Committee for review and discussion. As part of this review, the Chair of the Compensation Committee may solicit views from other members of our Board, after which the Chair of the Compensation Committee provides feedback to the Chief Executive Officer. The Compensation Committee uses this evaluation along with market data comprised of peer group and salary survey information in setting the Chief Executive Officer's compensation.

        Each year, the Compensation Committee reviews and approves changes to our executive officers' total target cash compensation, including base salary and target incentive compensation. The Compensation Committee also reviews recommendations from management on the prior year's short-term incentive compensation programs relative to anticipated corporate and individual performance.

        The Compensation Committee assesses competitive market compensation for our executive officers using a variety of external sources, including cash and long-term incentive compensation data derived from independent sources, including market surveys and proxy information for a reference group of publicly-traded companies in the same or similar industries. Although individual pay is driven largely by individual and corporate performance considerations, the Compensation Committee has historically used reference group data as a "market check" to help ensure that individual cash compensation levels remain reasonable and competitive.

        The Compensation Committee retains the discretion to approve awards in excess of those calculated to have been earned under the pre-established cash incentive plans of our executive officers in recognition of exceptional performance. Additionally, the Compensation Committee may exercise its discretion to reduce an award in light of various factors, or not to approve cash incentive plan awards calculated to have been earned under a pre-established cash incentive plan of an executive officer in the event the Compensation Committee determines that such executive officer has violated Bruker policies or has failed to meet minimum performance expectations.

  Role of Management

        The Chief Executive Officer, with the assistance of the Chief Financial Officer, is responsible for making recommendations to the Compensation Committee for our Company-wide financial performance goals and their respective weightings. He is also responsible for making recommendations to the Compensation Committee for the individual incentive goals and weightings for our other executive officers. The Chief Executive Officer is also responsible for developing and providing a proposal to the Compensation Committee for his own cash incentive plan, including the goals, weightings and target levels. The Compensation Committee reviews the recommendations of the Chief Executive Officer and Chief Financial Officer and determines the final incentive plan structure and goals for each of the executive officers, including threshold and target performance levels. After the close of the year, the Chief Executive Officer, assisted by the Chief Financial Officer and the Senior Director of Human Resources, provides the Compensation Committee with his assessment of the performance of the other executive officers against their respective bonus goals and proposed cash incentive plan payout. When determining the cash incentive plan payout for our executive officers, the Compensation Committee, while considering the recommendations of the Chief Executive Officer, makes the final determination based on its assessment of each executive officer's performance relative to his or her performance-based goals.

        The Chief Executive Officer and the Senior Director of Human Resources participate in Compensation Committee meetings, at the request of the Compensation Committee, to provide background information and explanations supporting compensation recommendations, including the results of annual performance evaluations for our named executive officers. The Chief Financial Officer may participate in Compensation Committee meetings to provide perspective and supplemental information related to our financial goals and other financial plan topics.

  Role of Compensation Consultants

        The Compensation Committee and management have worked with independent consulting firm Rewards Solutions, Aon, or Aon, to, among other things, review market surveys, observations and recommendations regarding our executive compensation program relative to other similarly situated public companies and receive external perspectives on evolving trends related to executive compensation program design, best practices and changes in the regulatory landscape.

        Aon provides support to management and the Compensation Committee, including the selection of a peer group of companies and development of peer group survey data, as well as analysis and advice on our executive compensation structure, program design and market practices. Services provided during 2019 by Aon included working with us to assess the current peer group for reasonableness and various compensation analyses and assessments, including with respect to the 2019 CEO pay ratio analysis. The analyses and recommendations provided by Aon were among the inputs considered in the evaluation of our compensation process, program design and executive compensation determinations for 2019. The selected peer group is generally used for compensation assessments and analyzing our executive compensation pay levels and practices, including our share allocation and utilization for employee equity awards as compared with peer companies.

        For its services as our executive compensation consultant, Aon received aggregate fees of approximately $66,760 in 2019, as well as approximately $60,180 for non-executive compensation consulting and surveys. The Compensation Committee has evaluated Aon's independence by considering each of the independence factors adopted by Nasdaq and the SEC. Based on such evaluation, the Compensation Committee determined that no conflicts of interest existed during 2019 or exist currently. The Compensation Committee has the authority to retain, compensate and terminate any consultants or advisers it deems necessary to assist it in the fulfillment of its responsibilities.

  Peer Group Review and Market Data

        In establishing and evaluating compensation for our named executive officers, the Compensation Committee utilizes survey market data and peer group analysis provided by Aon. The Compensation Committee believes that it is important to consider compensation practices of companies that are comparable to us in terms of revenue, market capitalization, employees, global reach, scale and complexity and industry. Aon generally focused on positioning Bruker closer to the median profile of the peer group in terms of revenue and market value as opposed to only including peers in a similar business space. The market data provided by Aon was based on published survey sources, including Aon's Global Technology Survey and Total Compensation Management Database, as well as recent proxy statements of our peer group companies. The Compensation Committee refers to ranges of the market data provided, including the 25th, 50th, and 75th percentiles, considering all of these sources in determining the appropriate level of compensation for our executive officers.

        For 2019 compensation evaluations, the Compensation Committee reviewed its existing peer group and determined that one company (Analogic Corporation) needed to be removed due to its recent acquisition but the remainder of the peer group should remain unchanged. The peer group identified by Aon and approved by the Compensation Committee comprised 16 companies in the scientific tools, instruments, and services industries. The Compensation Committee believes that a peer group consisting of competitors of various sizes provides useful insight for its consideration of compensation levels, including information about the range and median of competitive salaries, cash bonuses and long-term incentives. In addition to industry, complexity and size characteristics, the Compensation Committee also considers the extent to which our selected peer group companies consider us a peer, how other third-party organizations (such as the Standard and Poor's GICS methodology) categorize Bruker and other companies which shareholder advisory firms (such as ISS) consider comparable to us. In 2019, at the time Aon compiled data for the peer group companies, the companies in our new selected peer group ranged in size on a revenue basis from approximately $1.3 to $2.3 billion, at the 25th and 75th percentiles, respectively, with a median of $2 billion, compared to our trailing twelve-month revenue of $1.9 billion, and a range of 4,512 to 7,512 employees at the 25th and 75th percentiles, respectively, with median number of employees of 5,753 compared to our 6,870. The peer group considered by the Compensation Committee for its evaluation of 2019 executive compensation levels and practices included:

• Bio-Rad Laboratories, Inc.	• MKS Instruments, Inc.
• Charles River Laboratories International, Inc.	• National Instruments Corporation
• Coherent, Inc.	• OSI Systems, Inc.
• FLIR Systems, Inc.	• PerkinElmer, Inc.
• Haemonetics Corporation	• Teradyne Inc.
• KLA Corporation	• Veeco Instruments Inc.
• Luminex Corporation	• Waters Corporation
• Mettler Toledo International Inc.	• Watts Water Technologies, Inc.

        In general, in light of our relative market position, the Compensation Committee considered the range and median compensation levels of the companies in the peer group to be appropriate and reasonable competitive comparisons for our executive officers when evaluating and approving 2019 compensation packages.

Components of Named Executive Officer Compensation

        Total direct named executive officer compensation consists of cash compensation in the form of annual base salary and annual incentive bonus awards, as well as long-term incentive compensation in the form of stock option and RSU grants.

        Annual Base Salary.    Base salaries are determined based on a variety of factors, including each named executive officer's level of responsibility, scope of the role, experience and potential, performance and a comparison of salaries paid to peers within Bruker and to those with similar roles at other similarly situated companies, including those found in the market surveys and peer group data reviewed by the Compensation Committee. Base salaries are set at levels that the Compensation Committee believes are reasonably competitive to allow us to attract and retain qualified executives. Base salaries are reviewed annually and may be adjusted, as appropriate.

        Annual Cash Incentive Awards.    Annual incentive awards in the form of performance-based cash incentive bonuses for our named executive officers are based upon management's success in achieving a combination of corporate financial and individual measures established each year by the Compensation Committee after consultation with management. The specific goals vary for each named executive officer based on responsibilities and role within Bruker and may include financial or strategic measures. Individual goals are intended to reward performance which results in Bruker meeting or exceeding its financial or operational goals.

        The Compensation Committee also considers the mix of performance goals to balance the incentives created to mitigate risks that may be associated with a particular performance goal. Through a mix of financial metrics and individual goals, cash incentive awards reflect both the individual's contributions compared to his or her specific performance goals for the year and the overall performance of Bruker or the particular operations under the executive officer's leadership.

        Long-Term Incentive Awards.    Equity incentive compensation in the form of stock option and RSU awards is designed to provide long-term incentives to executive officers, to encourage them to remain with us and to enable recipients to develop and maintain a long-term stock ownership position in our Common Stock, which in turn motivates them to focus on creating long-term enhancement to stockholder value.

        Our 2016 Incentive Compensation Plan (the "2016 Plan") is the vehicle used for grants of equity incentive awards to our named executive officers. The 2016 Plan provides for the grant of awards of options, including nonqualified stock options or incentive stock options, restricted stock, unrestricted stock, RSUs, stock appreciation rights, performance shares and performance units, as well as cash-based awards. Our management evaluates the efficacy of our long-term incentive compensation on an ongoing basis and provides input and recommendations to the Compensation Committee with regard to the optimal form and extent of equity incentives to be granted to our named executive officers.

        Equity incentive awards are discretionary and may be granted by the Compensation Committee at any time. The Compensation Committee also considers individual and Company performance in determining the value of total and individual equity awards. We consider long-term equity compensation to be an integral part of a competitive executive compensation package to reinforce the individual's commitment to Bruker, create an ownership mentality and provide an important mechanism to align the interests of management with those of our stockholders.

Mix of Compensation

        In accordance with our pay-for-performance philosophy, variable compensation in the form of short-term cash incentive compensation and long-term equity incentive awards is intended to be a significant portion of overall compensation, with this at-risk component increasing as a percentage of overall compensation potential as the individual officer's responsibility increases. For example, approximately 84% of our Chief Executive Officer's total target compensation for 2019 was variable or "at risk," meaning these amounts are not guaranteed. For our other named executive officers, on average, nearly 65% of their total target compensation for 2019 was variable, with at-risk pay ranging from 53% to 70% of total target compensation depending on the named executive officer.

        Additionally, recognizing the importance of providing further incentives directly linked to the performance of our Common Stock and aligned with stockholder interests, for 2019, the Compensation Committee approved the following market competitive long-term incentive awards, composed of stock option and RSU awards, to our named executive officers. In each case, stock option and RSU awards vest over four years, subject to continuing employment.

  •
  Equity awards to Dr. Laukien, our Chief Executive Officer, valued at approximately 380% of Dr. Laukien's base salary, or approximately 61% of his total target direct compensation. Stock options granted to Dr. Laukien are "premium priced" and exercisable at 110% of the fair market value at the grant date.

  •
  Equity awards to Mr. Herman, our Chief Financial Officer, valued at the time of grant at 122% of base salary.

  •
  Equity awards for our other named executive officers, valued at the time of grant, on average, at nearly 130% of base salary.

        We believe that our equity grant practices signify strong alignment between our executive team and stockholder interests. The following charts and table illustrate the mix of base salary at approved 2019 levels, short-term cash incentive bonus at target levels and long-term incentive awards ("LTI") provided in the compensation packages of our Chief Executive Officer ("CEO"), and, on average, our named executive officers other than our Chief Executive Officer ("Other NEOs").

Named Executive Officer Compensation Mix

2019 Base Salaries

        Annual base salaries approved by the Compensation Committee for each of our named executive officers for 2019 were as follows:

	2018 Base Salary(1) ($)	2019 Base Salary ($)		% Change
Dr. Frank Laukien	736,450	758,544		3.0%
Mr. Herman	420,000	451,500		7.5%
Dr. Busse	353,322	353,495	(2)	3.0% (4)
Dr. Munch	556,432	578,689		4.0%
Mr. Srega	404,490	395,701	(3)	3.0% (5)

(1)
Amounts in column represent base salary amounts in effect at the time that the Compensation Committee approved 2019 annual base salaries.

(2)
Amount represents the U.S. Dollar equivalent value of Dr. Busse's base salary (CHF 355,948), based on a conversion rate of CHF 1:$0.9931 as of February 14, 2019.

(3)
Amount represents the U.S. Dollar equivalent value of Mr. Srega's base salary (€350,024), based on a conversion rate of €1:$1.1305 as of February 14, 2019.

(4)
While the base salary amount in the table (denominated in USD) shows a nominal increase in 2019 compared to 2018, Dr. Busse actually received a 3% increase in local currency (Swiss Francs).

(5)
While the base salary amount in the table (denominated in USD) shows a decrease in 2019 compared to 2018, Mr. Srega actually received a 3% increase in local currency (Euros).

        For 2019, the Compensation Committee approved salary increases ranging from 3% to 7.5% for our named executive officers. The Compensation Committee considered these increases appropriate based on its evaluation of competitive market levels, peer group survey data, individual performance and market conditions. Base salary increases became effective February 14, 2019.

Cash Incentive Plans and Review of 2019 Performance

        Overview.    Under the annual short-term incentive compensation plans, or ICPs, named executive officers are eligible for cash awards based on Company and individual performance. The two primary classifications of performance goals utilized are pre-established financial performance metrics and specific individual performance goals. Each performance metric represents part of the total incentive award calculation, with the financial goals accounting for, in the aggregate, 70% of the target award potential and the individual goals accounting for, in the aggregate, 30% of the total incentive award potential. Consistent with past practice, the Compensation Committee established our named executive officers' 2019 ICPs as follows:

  •
  At the beginning of the year, the Compensation Committee set individual target awards for each named executive officer, expressed as a percentage of base salary, based on the named executive officer's level of responsibility and upon a review of management recommendations, compensation information from our peer group and survey market data for comparable positions.

  •
  Also at the beginning of the year, the Compensation Committee established performance measures and goals for the ICPs, which included the financial and strategic metrics being assessed, performance thresholds and targets, weightings and due dates for each metric. The

    Compensation Committee also approved the named executive officers' individual performance goals.

  •
  After the close of the year, the Compensation Committee received a report from management regarding Company, operating Group and individual performance against the pre-established performance goals of the ICPs. Actual awards for 2019 were approved based on each named executive officer's individual award target percentage and the overall Company, Group and/or individual performance relative to the specific performance goal, in each case as determined by the Compensation Committee.

        2019 ICP Structure and Metrics.    The basic structure and metrics of the 2019 cash incentive plans established for our executive officers are summarized as follows:

CEO & CFO	Group Presidents	All Executive Officers
Financial Goals > 70% of Total Target Cash Incentive Plan Opportunity		Potential Payout Amounts
Corporate Financial Performance Goals	Group Financial Performance Goals
✓ Currency-Adjusted Revenue Growth (15%) ✓ Non-GAAP Operating Profit Improvement (20%) ✓ Non-GAAP Earnings Per Share Growth (non-GAAP EPS) (15%) ✓ Working Capital Improvement (20%)	✓ Non-GAAP EPS (10%) ✓ Currency-Adjusted Revenue Growth (15%) ✓ Non-GAAP Gross Profit Improvement (15%) ✓ Non-GAAP Operating Profit Improvement (15%) ✓ Working Capital Improvement (15%)	Commensurate with performance on linear scale relative to achievement of each goal, subject to maximum aggregate payout of 200% of target amount linked to financial goals for each executive officer
Individual Goals > 30% of Total Target Cash Incentive Plan Opportunity		Potential Payout Amounts

✓ Individual strategic and organizational objectives	✓ Individualize strategic and organizational objectives	0 – 125%, subject to adjustment at the discretion of the Compensation Committee

        Setting Incentive Target Levels.    The following table summarizes the 2019 ICP target levels approved for each of our named executive officers and the relationship of performance-based cash compensation at target levels to base salary and total potential cash compensation.

2019 Cash Incentive Targets

	Target Level ($)		% of Base Salary at Target Achievement	% of Total Potential Cash Compensation at Target Achievement
Dr. Laukien	1,061,961		140%	58%
Mr. Herman	270,900		60%	38%
Dr. Busse	183,817	(1)	52%	34%
Dr. Munch	376,148		65%	39%
Mr. Srega	237,422	(2)	60%	38%

(1)
Amount represents the U.S. Dollar equivalent value of Dr. Busse's cash incentive target (CHF 185,093), based on a conversion rate of CHF 1:$0.9931 as of February 14, 2019.

(2)
Amount represents the U.S. Dollar equivalent value of Mr. Srega's cash incentive target (€210,015), based on a conversion rate of €1:$1.1305 as of February 14, 2019.

        When setting individual target incentive levels for 2019 ICPs, the Compensation Committee reviewed, for each named executive officer, individual target awards applicable in 2018, the total cash compensation established for 2018 and the projected cash compensation for 2019, considering how the total cash compensation of each named executive officer compared to peer group and related market data, and the responsibilities of each named executive officer. Additionally, the Compensation Committee considered long-term incentive target levels, to consider a total direct compensation view, so that no one element was determined in isolation. Based upon this review, the Compensation Committee determined Dr. Laukien's cash incentive target should remain at 140% of base pay. The Compensation Committee also determined that a greater amount of Mr. Herman's potential cash compensation should be tied to performance incentives in light of his responsibilities as Chief Financial Officer and, therefore, increased his cash incentive target to 60% of base salary from 55% of base salary in 2018. Finally, based on its review of peer group data and the overall compensation of each other named executive officer, the Compensation Committee determined to make incremental increases to the cash incentive targets for Drs. Busse and Munch and Mr. Srega.

        Setting Corporate Performance Goals and Thresholds.    The Compensation Committee establishes specific Corporate level financial performance goals for our executive officers with corporate responsibilities, including Dr. Laukien and Mr. Herman, and Group level financial performance goals for our executive officers with Group level management responsibilities based on key Corporate, Group or divisional business plan goals for the year. In addition to goals tied to Group level financial performance, each of our Group Presidents has a portion of his incentive award potential linked directly to our non-GAAP earnings per share, creating additional alignment with our overall strategic objectives.

        Financial performance goals generally reflect targeted growth over the results achieved in the prior year for the relevant metric, with a threshold level of current year performance required for any cash incentive payout. Threshold levels are typically equal to the prior year performance. However, in the case of business plan goals for which only modest or no growth is forecast, performance thresholds may be set at 95% of the business plan goal, which may result in a performance threshold that is less than the results achieved in the prior year. As a result, 2018 performance was the threshold achievement for our named executive officers to earn any portion of their cash incentive plan targets linked to financial performance goals.

        Payments for cash incentive bonuses linked to the achievement of the pre-established financial performance goals are calculated based on percentage achievement of the financial target goal. While there is no maximum payout for any single financial goal, the combined payout for the financial goals portion of an individual's ICP is limited to 200% of the financial incentive award target.

        Setting Individual Performance Goals and Thresholds.    While still measurable, individual performance goals may not always be as quantifiable as the financial objectives. Payments for individual performance goals are made in a range of 0% to 125%, based on a qualitative evaluation of the named executive officer's performance and determined by the Compensation Committee according to the following schedule:

2019 Individual Goal Performance Measurement and Payout Levels

Performance Descriptor	Performance Level and Payout Percentage
Significantly Exceeded	125%
Achieved	100%
Mostly Achieved	75%
Partially Achieved	50%
Not Achieved	0%

        Individual performance goals are generally set as stretch, but attainable, goals, with over-achievement of goals anticipated to occur in only limited circumstances. In determining award payouts for these goals, the Compensation Committee considers each of the executive officers' achievements in meeting their individual performance goals and the substantial progress made during the fiscal year with respect to a variety of strategic, organizational and infrastructure initiatives implemented under their leadership. Additionally, the Compensation Committee may, in its discretion, award cash incentive bonuses above the target level in the event it determines that a named executive officer has delivered exceptional performance. Cash incentive compensation plans of our named executive officers operate under a common set of performance metrics and calculation methodologies, with goals adjusted at the Corporate or Group level to reflect individual areas of responsibility.

  2019 Cash Incentive Award Payout Determinations

DR. FRANK LAUKIEN AND MR. GERALD HERMAN:

 Bruker Corporation
2019 Financial Performance Goals
(70% of Target Bonus Potential)

        As the CEO and CFO, respectively, of the Company, Dr. Laukien's and Mr. Herman's 2019 ICPs financial performance goals were tied to corporate financial performance goals that focused on generating revenue growth, improving efficiency and profitability, and reducing our working capital ratio. As summarized in the table below, we did not achieve our corporate goals with respect to operating profit improvement or earnings per share, but we exceeded our corporate goal relating to revenue growth and nearly met our reduction in working capital ratio target. Consistent with our pay-for-performance philosophy, the cash incentives earned by Dr. Laukien and Mr. Herman for the financial performance portion of their 2019 ICPs were approximately 75.4% of their cash incentive targets linked to financial performance goals, or approximately 52.8% of their respective total cash incentive targets.

2019 Corporate Level Performance Goals(1)	Weighting	Performance Threshold(2)	2019 Performance(3)	% of Incentive Goal Achieved	% of Total Incentive Target Earned
• $152.6 million Currency			$154.6 million Currency-
Adjusted Revenue Growth	15%	100%	Adjusted Revenue Growth(a)	101.3%	15.2%

• $51.4 million Non-GAAP
Operating Profit
Improvement (adjusted
for acquisition and			$31.9 million increase in
restructuring charges)	20%	100%	Non-GAAP Operating Profit(b)	62.1%	12.4%

• $0.020 Reduction in
Working Capital Ratio
(adjusted for acquisition			$0.019 reduction in Working
and restructuring charges)	20%	105% (a)	Capital Ratio(c)	95.9%	19.2%

• $0.25 Increase in Non-GAAP
Earnings Per
Share (adjusted for
acquisition and restructuring			$0.10 increase in Non-
charges)	15%	100%	GAAP Earnings Per Share(d)	40.0%	6.0%

Total	70%			75.4%	52.8%

(1)
The performance goal reflected for each financial goal is equal to the difference between (x) our 2019 business plan goal for the respective financial measure and (y) the corresponding threshold performance level established by the Compensation Committee for the executive officer's 2019 ICP.

(2)
Reflects the performance threshold expressed as a percentage of our 2018 results.

(a)
Working capital is a reduction measure, threshold performance is a measure expressed as a percentage higher than the 2019 business plan goal.

(3)
Reflects 2019 results, after adjustments for restructuring costs, acquisition-related costs, purchased intangible amortization, information technology transformation costs, impairment, and the exclusion of acquisitions not included in our 2019 business plan goal, relative to the threshold performance level established by the Compensation Committee for the executive officer's 2019 ICP for the corresponding financial goal.

(b)
Currency-Adjusted Revenue Growth is the difference between our 2019 and 2018 actual results. Currency-Adjusted Revenue Growth is determined by applying the 2019 business plan exchange rates to local currency results, which resulted in a $21.9 million upward adjustment. Currency-Adjusted Revenue Growth also includes a $44.4 million downward adjustment associated with acquisitions not included in our 2019 business plan goal.

(c)
The change in Non-GAAP Operating Profit is the difference between our 2019 and 2018 non-GAAP results and has been adjusted downward $14.1 million for the impact associated with acquisitions not included in our 2019 business plan goal.

(d)
The change in the Working Capital Ratio is the difference between the 2019 and 2018 actual results.

(e)
The change in Non-GAAP Earnings Per Share (EPS) is the difference between the 2019 and 2018 non-GAAP results. Non-GAAP EPS includes the following adjustments to our 2019 GAAP EPS as reported in our Annual Report on Form 10-K filed with the SEC on March 27, 2020:

	2019	2018
GAAP EPS (Diluted)	$1.26	$1.14
Non-GAAP Adjustments:
Restructuring Costs	0.01	0.06
Acquisition-Related Costs	0.11	0.05
Purchased Intangible Amortization	0.24	0.18
Other Costs	0.04	0.06
Income Tax Rate Differential	(0.09)	(0.09)

Total Non-GAAP Adjustments	0.31	0.26

Non-GAAP EPS (Diluted)	$1.57	$1.40

  The change in Non-GAAP EPS has been adjusted downward $0.07 for the impact associated with acquisitions not included in our 2019 business plan goal.

  Additional information regarding our use of non-GAAP financial measures, including how we define and calculate such non-GAAP financial measures, is included on pages 42 to 43 under Part II, Item 7—Management's Discussion and Analysis of Financial Condition and Results of Operations of our Annual Report on Form 10-K for the year ended December 31, 2019 filed with the SEC on March 27, 2020.

 Individual Performance Goals
(30% of Target Bonus Potential)

        The individual performance goals and achievement ratings for each of Dr. Laukien's and Mr. Herman's 2019 ICPs are described below.

Dr. Laukien

        Consistent with the assessment of performance set forth below, Dr. Laukien earned 97.5% of the portion of his cash incentive target linked to individual performance goals, or 29.3% of his total cash incentive target.

Individual Goal	Weight	Rating	% Achievement
Drive Strategic M&A	20%	Achieved	100%
Drive Organic Growth Initiatives	20%	Achieved	100%
Continue Operational Excellence	20%	Achieved	100%
Build/Maintain Executive Leadership Team	20%	Achieved	100%
Ensure Compliance & Controls	10%	Achieved	100%
Drive Innovation and New Products	10%	Mostly Achieved	75%

Mr. Herman

        Consistent with the assessment of performance set forth below, Mr. Herman earned 77.5% of the portion of his cash incentive target linked to individual performance goals, or 23.3% of his total cash incentive target.

Individual Goal	Weight	Rating	% Achievement
Tax and Treasury Initiatives	30%	Not Achieved	0%
Implement Operational Improvements	30%	Achieved	100%
Enhance Compliance & Controls	20%	Partially Achieved	50%
Investor Relations Initiatives	10%	Significantly Exceeded	125%
Finance Talent Development	10%	Achieved	100%

        The Compensation Committee also awarded Mr. Herman an additional $11,748 for successfully achieving a debt restructuring action that was not originally included in the Compensation Committee's approved 2019 individual performance goals for Mr. Herman.

DR. FALKO BUSSE:

Bruker BioSpin Group
2019 Financial Performance Goals
(70% of Target Bonus Potential)

        As President of the Bruker BioSpin Group, Dr. Busse's 2019 ICP included financial performance goals directly relating to his leadership of the Bruker BioSpin Group. As summarized in the table below, Bruker BioSpin only partially achieved each of its goals related to 2019 financial performance. As a result, the cash incentive award payout earned by Dr. Busse for the financial performance portion of his 2019 ICP opportunity was equal to approximately 44.5% of his cash incentive target linked to financial performance goals, or approximately 31.1% of his total cash incentive target.

2019 Bruker BioSpin Group Performance Goals(1)	Weighting	Performance Threshold(2)	2019 Performance(3)	% of Incentive Goal Achieved	% of Total Incentive Target Earned
• $51.6 million Bruker BioSpin Currency-Adjusted Revenue Growth	15%	100%	$32.5 million increase in Currency-Adjusted Revenue Growth	62.9%	9.4%
• $30.5 Million Bruker BioSpin Non-GAAP Gross Profit Improvement (adjusted for acquisition and restructuring charges)	15%	100%	$16.8 million increase in Non-GAAP Gross Profit	55.1%	8.3%
• $20.6 Million Bruker BioSpin Non-GAAP Operating Profit Improvement (adjusted for acquisition and restructuring charges)	15%	100%	$11.2 million increase in Non-GAAP Operating Profit	54.1%	8.1%
• $0.021 Reduction in Bruker BioSpin Working Capital Ratio (adjusted for acquisition and restructuring charges)	15%	105%	$0.002 reduction in Working Capital Ratio	8.7%	1.3%
• $0.25 Increase in Non-GAAP Earnings Per Share (adjusted for acquisition and restructuring charges)	10%	100%	$0.10 increase in Non-GAAP Earnings Per Share	40.0%	4.0%
Total	70%			44.5%	31.1%

(1)
The performance goal reflected for each financial goal is equal to the difference between (x) our 2019 business plan goal for the respective financial measure and (y) the corresponding threshold performance level established by the Compensation Committee for the executive officer's 2019 ICP.

(2)
Reflects the performance threshold expressed as a percentage of our 2018 results.

  (a)
  Working capital is a reduction measure, threshold performance is a measure expressed as a percentage higher than the 2019 business plan goal.

(3)
Reflects 2019 results, after adjustments for restructuring costs, acquisition-related costs, purchased intangible amortization and the exclusion of acquisitions not included in our 2019 business plan goal, relative to the threshold performance level established by the Compensation Committee for the executive officer's 2019 ICP for the corresponding financial goal. Currency-Adjusted Revenue Growth is determined by applying 2019 business plan exchange rates to local currency results. For additional information regarding our non-GAAP Earnings Per Share results, please see footnote 3 to the Financial Performance Goals table on page 33 of this proxy statement.

Individual Performance Goals
(30% of Target Bonus Potential)

        Consistent with the assessment of performance set forth below, Dr. Busse earned 97.5% of his cash incentive target linked to individual performance goals, or 29.3% of his total cash incentive target.

Individual Goal	Weight	Rating	% Achievement
Expand Product Leadership	25%	Achieved	100%
Deliver Commercial Excellence	20%	Achieved	100%
Drive Productivity Improvements	15%	Achieved	100%
Execute M&A Strategy	10%	Significantly Exceeded	125%
Accelerate Revenue Growth	10%	Mostly Achieved	75%
Enhance Compliance & Controls	10%	Achieved	100%
Implement Customer Success Initiatives	10%	Mostly Achieved	75%

        The Compensation Committee also approved a one-time cash bonus award in the amount of $45,000 for Dr. Busse's strong performance in connection with the first 1.1GHz magnet acceptance as well as the successful factory energization of three 1.2 GHz magnets.

DR. MARK MUNCH:

Bruker Nano Group
2019 Financial Performance Goals
(70% of Target Bonus Potential)

        As Executive Vice President, and President of the Bruker Nano Group and Bruker Nano Surfaces Division, Dr. Munch's 2019 ICP included financial performance goals directly relating to his leadership of the Bruker Nano Group. As summarized in the table below, the Bruker Nano Group only partially achieved the 2019 financial performance goals related to currency-adjusted revenue growth, non-GAAP gross profit improvement, as well as the corporate increase in non-GAAP earnings per share. The Bruker Nano Group did not achieve its financial performance goals related to non-GAAP operating profit improvement and working capital ratio reduction. Accordingly, the cash incentive award payout earned by Dr. Munch for the financial performance portion of his 2019 ICP opportunity was equal to approximately 20.4% of his cash incentive target linked to financial performance goals, or approximately 14.3% of his total cash incentive target.

2019 Bruker Nano Group (NANO) Performance Goals(1)	Weighting	Performance Threshold(2)	2019 Performance(3)	% of Incentive Goal Achieved	% of Incentive Target Earned
• $67.2 Million NANO Currency-Adjusted Revenue Growth	15%	100%	$33.5 million increase in Currency-Adjusted Revenue	49.8%	7.5%
• $45.9 Million NANO Non-GAAP Gross Profit Improvement (adjusted for acquisition and restructuring charges)	15%	100%	$8.6 million increase in Non-GAAP Gross Profit	18.7%	2.8%
• $19.7 Million NANO Non-GAAP Operating Profit Improvement (adjusted for acquisition and restructuring charges)	15%	100%	$(10.5) million reduction in Non-GAAP Operating Profit	0%	0%
• $0.021 Reduction in NANO Working Capital Ratio (adjusted for acquisition and restructuring charges)	15%	105%(a)	$0.000 reduction in Working Capital Ratio	0.2%	0%
• $0.25 Increase in Non-GAAP Earnings Per Share (adjusted for acquisition and restructuring charges)	10%	100%	$0.10 increase in Non-GAAP Earnings Per Share	40%	4%
Total	70%			20.4%	14.3%

(1)
The performance goal reflected for each financial goal is equal to the difference between (x) our 2019 business plan goal for the respective financial measure and (y) the corresponding threshold performance level established by the Compensation Committee for the executive officer's 2019 ICP.

(2)
Reflects the performance threshold expressed as a percentage of our 2018 results.

  (a)
  Working capital is a reduction measure, threshold performance is a measure expressed as a percentage higher than the 2019 business plan goal.

(3)
Reflects 2019 results, after adjustments for restructuring costs, acquisition-related costs, purchased intangible amortization and the exclusion of acquisitions not included in our 2019 business plan goal, relative to the threshold performance level established by the Compensation Committee for the executive officer's 2019 ICP for the corresponding financial goal. Currency-Adjusted Revenue Growth is determined by applying 2019 business plan exchange rates to local currency results. For additional information regarding our non-GAAP Earnings Per Share results, please see footnote 3 to the Corporate Financial Performance Goals table on page 33 of this proxy statement.

Individual Performance Goals
(30% of Target Bonus Potential)

        Consistent with the assessment of performance set forth below, Dr. Munch earned a cash incentive award equal to 83.8% of the portion of his target cash incentive bonus potential attributable to his individual performance goals, or 25.1% of his total cash incentive target.

Individual Goal	Weight	Rating	% Achievement
Drive Strategic M&A	15%	Achieved	100%
Drive New Market Innovation	15%	Partially Achieved	50%
Drive Strategic Revenue	15%	Mostly Achieved	75%
Drive Key Product Development	15%	Mostly Achieved	75%
Enhance Cost Position	15%	Significantly Exceeded	125%
Enhance Compliance & Controls	10%	Achieved	100%
Execute IT Strategy	10%	Achieved	100%
Drive Organic Growth Initiatives	5%	Not Achieved	0%

MR. JUERGEN SREGA:

Bruker CALID Group
2019 Financial Performance Goals
(70% of Target Bonus Potential)

        As President of the Bruker CALID Group, Mr. Srega's 2019 ICP included financial performance goals directly relating to his leadership of the Bruker CALID Group. As summarized in the table below, Bruker CALID significantly exceeded three of its 2019 financial performance goals related to currency-adjusted revenue growth, non-GAAP gross profit and non-GAAP operating profit improvement, but did not fully achieve its reduction in working capital ratio or the corporate increase in non-GAAP earnings per share goals. As a result, the cash incentive award payout earned by Mr. Srega for the financial performance portion of his 2019 ICP opportunity was equal to approximately 104% of his cash incentive target linked to financial performance goals, or approximately 72.8% of his total cash incentive target.

2019 Bruker CALID Group (CALID) Performance Goals(1)	Weighting	Performance Threshold(2)	2019 Performance(3)	% of Incentive Goal Achieved	% of Total Incentive Target Earned
• $60.3 million CALID Currency-Adjusted Revenue Growth	15%	100%	$83.6 million increase in Currency-Adjusted Revenue Growth	138.8%	20.8%
• 41.5 Million CALID Non-GAAP Gross Profit Improvement (adjusted for acquisition and restructuring charges)	15%	100%	$54.9 million increase in Non-GAAP Gross Profit	132.2%	19.8%
• $22.7 Million CALID Non-GAAP Operating Profit Improvement (adjusted for acquisition and restructuring charges)	15%	100%	$36.3 million increase in Non-GAAP Operating Profit	159.9%	24.0%
• $0.026 Reduction in CALID Working Capital Ratio (adjusted for acquisition and restructuring charges)	15%	100%	$0.007 reduction in Working Capital Ratio	27.6%	4.1%
• $0.25 Increase in Non-GAAP Earnings Per Share (adjusted for acquisition and restructuring charges)	10%	100%	$0.10 increase in Non-GAAP Earnings Per Share	40%	4.0%
Total	70%			104.0%	72.7%

(1)
The performance goal reflected for each financial goal is equal to the difference between (x) our 2019 business plan goal for the respective financial measure and (y) the corresponding threshold performance level established by the Compensation Committee for the executive officer's 2019 ICP.

(2)
Reflects the performance threshold expressed as a percentage of our 2018 results.

(3)
Reflects 2019 results, after adjustments for restructuring costs, acquisition-related costs, purchased intangible amortization and the exclusion of acquisitions not included in our 2019 business plan goal, relative to the threshold performance level established by the Compensation Committee for the executive officer's 2019 ICP for the corresponding financial goal. Currency-Adjusted Revenue Growth is determined by applying 2019 business plan exchange rates to local currency results. For additional information regarding our non-GAAP Earnings Per Share results, please see footnote 3 to the Corporate Financial Performance Goals table on page 33 of this proxy statement.

Individual Performance Goals
(30% of Target Bonus Potential)

        Consistent with the assessment of performance set forth below, Mr. Srega earned 103.8% of his cash incentive target linked to individual performance goals, or 31.1% of his total cash incentive target.

Individual Goal	Weight	Rating	% Achievement
Drive Strategic M&A	20%	Achieved	100%
Drive Service Level Improvements	20%	Achieved	100%
Drive Commercial Excellence Initiatives	15%	Achieved	100%
Drive Product Innovation	15%	Significantly Exceeded	125%
Enhance Compliance & Controls	10%	Achieved	100%
Drive Working Capital Reduction	10%	Mostly Achieved	75%
Drive Business Division Integration	10%	Significantly Exceeded	125%

  Total NEO Incentive Award Payments

        Following review of the performance of our named executive officers in 2019, the Compensation Committee approved ICP awards to the named executive officers based on their respective percentage achievement of 2019 financial and individual performance goals as follows:

NEO	Financial Goal Achievement	Individual Goal Achievement	Total Cash Incentive Payment (Before Adjustments)	Adjusted Total Cash Incentive Payment
Frank Laukien	75.4%	97.5%	82.1%	69.7%
Gerald Herman	75.4%	77.5%	76.1%	57.0%
Falko Busse	44.5%	97.5%	60.4%	84.3%
Mark Munch	20.4%	83.8%	39.4%	39.4%
Juergen Srega	104%	103.8%	104%	104%

        As shown above, based on their performance relative to their combined 2019 corporate performance goals and individual goals, Dr. Laukien and Mr. Herman earned 82.1% ($865,091) and 76.1% ($198,539), respectively, of their ICP targets. However, in light of (i) the delayed filing for the Company's Annual Report on Form 10-K for the year ended December 31, 2019 and (ii) the two identified material weaknesses in internal control over financial reporting, each of which is disclosed and discussed in our Annual Report on Form 10-K filed with the SEC on March 27, 2020, the Compensation Committee, at Dr. Laukien's recommendation, determined that a reduction in each of Dr. Laukien's and Mr. Herman's ICP payment was appropriate. Accordingly, the Compensation Committee determined that Dr. Laukien's ICP payment should be reduced by 15% ($129,764) and Mr. Herman's ICP payment should be reduced by 25% ($49,635).

        The adjustment to Dr. Busse's total cash incentive payment reflects the one-time cash bonus award in the amount of $45,000 for Dr. Busse's strong performance in connection with the first 1.1GHz magnet acceptance as well as the successful factory energization of three 1.2 GHz magnets.

        The actual cash incentive award payments to our named executive officers are reported in the "Non-Equity Incentive Plan Compensation" column of the Summary Compensation Table in this proxy statement.

2019 Long-Term Incentive Awards

        The Compensation Committee uses long-term incentive compensation in the form of equity awards to deliver competitive compensation that recognizes employees for their contributions to Bruker and aligns the interests of named executive officers with stockholders by focusing them on long-term growth and stock price performance.

        During 2019, upon consideration of a variety of factors, including the individual performance, experience and responsibilities of each of our named executive officers, our stock price, competitive market practices and trends, including total potential dilution and annual equity burn rate levels, outstanding equity awards held by our named executive officers and overall Company performance, the Compensation Committee approved the following long-term incentive awards to our named executive officers in August 2019:

2019 Long-Term Equity Incentive Awards

	Aggregate Economic Value(1)	Stock Options	RSUs
Dr. Frank Laukien	2,788,000	59,523	51,598	(2)
Mr. Herman	548,000	11,344	9,834
Dr. Busse	224,000	4,641	4,023
Dr. Munch	962,000	19,924	17,271
Mr. Srega	628,000	12,994	11,264

(1)
Economic value reflects the combined grant date fair value of option and RSU awards, computed in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718 and based on the August 8, 2019 closing price of the Common Stock of $41.95 per share.

(2)
In December 2019, Dr. Laukien also received the RSU Replacement Award, which is not reflected in the above table. Please see footnote (3) to the Summary Compensation Table for additional information regarding this grant.

        We use a combination of stock options and RSU awards to balance the performance orientation of stock options to enhance our pay-for-performance culture and the retentive qualities of RSUs. The Compensation Committee believes this mix to be reasonable considering market practices, the overall level of pay for our executives and the long-term orientation of the equity award vehicles, given that they vest over a period of four years. In 2019, the value of awards to our named executive officers consisted of 25% stock options and 75% RSUs, which is consistent with the Compensation Committee's approach generally.

Executive Benefits

        In 2019, our named executive officers were eligible for the same level and offering of benefits made available to other employees, including our 401(k) plan and welfare benefit programs in the U.S., or those comparable local benefit programs for our executives outside the U.S. We generally do not provide additional benefits or perquisites to our executive officers, except as follows:

  •
  Dr. Busse, who is based in Switzerland, is provided a leased vehicle and an apartment, and the same pension scheme and formulaic contribution as all other employees located in Switzerland. Additional information regarding Dr. Busse's pension benefits is included in this proxy statement under the heading "Pension Benefits."

  •
  Dr. Munch is provided an automobile allowance based on the nature of his responsibilities.

  •
  Mr. Srega, who is based in Germany and serves as a Managing Director of our subsidiary Bruker Daltonik GmbH, is provided a leased vehicle and a personal pension scheme in accordance with local custom. The personal pension scheme established for Mr. Srega's benefit consists of three individual components funded during the term of his employment by contributions made by Bruker Daltonik GmbH. Contributions made to Mr. Srega's personal pension scheme in 2019 are reported in the "All Other Compensation" column of the Summary Compensation Table included in this proxy statement under the heading "Summary of Executive Compensation." Additional information regarding Mr. Srega's personal pension scheme is included in this proxy statement under the heading "Pension Benefits."

Employment Contracts, Termination of Employment and Change in Control Arrangements

        In June 2018, we entered into a letter agreement with Mr. Herman that set forth certain terms of Mr. Herman's employment as our Chief Financial Officer, including his initial annual base salary and ICP bonus targets. The letter agreement also provided that Mr. Herman was eligible to receive a special continuation bonus in 2019 in the amount of $100,000, subject to continuation of employment and achievement of certain financial reporting goals. Mr. Herman is eligible to participate in all customary employee benefit plans or programs of the Company generally available to the Company's employees and/or executive officers.

        On May 1, 2018, our wholly-owned subsidiary Bruker BioSpin AG entered into a letter agreement with Dr. Busse that set forth certain terms of Dr. Busse's employment as President of the Bruker BioSpin Group, including his annual base salary and cash incentive bonus plan targets, in each case subject to annual review, and an annual equity award with a value of 175,000 Swiss Francs, pursuant to our 2016 Plan. During the term of his employment, Dr. Busse is eligible to participate in all customary employee benefit plans or programs generally available to our employees and/or executive officers. Additionally, as an employee of Bruker BioSpin AG, Dr. Busse is entitled to participate in the Bruker BioSpin AG pension fund scheme and other local benefit plans during the term of his employment. In the event of Dr. Busse's death while in our employment, he is entitled to continuation of his base salary for a period of six months. The letter agreement contains customary one-year non-competition and two-year non-solicitation provisions and may be terminated by either party upon six month's written notice.

        On June 25, 2012, we entered into a letter agreement with Mr. Srega that sets forth certain terms of Mr. Srega's employment as President of the Bruker CALID Group, including his annual base salary, subject to annual review and eligibility to participate in our cash incentive bonus plan. The letter agreement also provides that Mr. Srega is entitled to receive an annual equity award. During the term of his employment, Mr. Srega will be eligible to participate in all customary employee benefit plans or programs of Bruker generally available to our employees and/or executive officers. Additionally, we assumed a personal pension scheme for Mr. Srega's benefit carried forward in part from his former employer. The personal pension scheme is funded by contributions made by Bruker Daltonik GmbH and voluntary contributions by Mr. Srega, if any, during the term of his employment.

        Mr. Srega will be entitled to a lump sum severance payment equal to six months of his then current base salary, or approximately $187,036 as of December 31, 2019, in the event there is a change in the voting control of Bruker and his employment is terminated, voluntarily or involuntarily, within six months after such change in control.

        Additionally, pursuant to the letter agreement, Mr. Srega was required to enter into a managing director's contract with Bruker Daltonik GmbH (the "German Subsidiary"); accordingly, Mr. Srega and the German Subsidiary are parties to that certain Managing Director Employment Contract, dated June 28, 2012 (the "Original MDE"), as amended by that certain Supplement to the Managing Director Employment Contract, dated December 12, 2019 (the "MDE Amendment" and, together with the Original MDE, the "MDE Contract"). The MDE Contract sets forth the compensation and benefits that Mr. Srega is entitled to for his service as Managing Director and Chairman of the executive board of the German Subsidiary. The MDE Amendment provides that Mr. Laukien shall make every effort to ensure that Mr. Srega receives long-term incentive allocation in accordance with Bruker's equity award program in each of the years 2020 and 2021, which corresponds to approximately twice the value of the long-term incentive allocation in year 2019; no other long-term incentive allocation has been promised or planned for subsequent years. Under the MDE Contract, Mr. Srega is subject to confidentiality and non-competition restrictions. The MDE Contract may be terminated by either party upon 12-months' advance notice.

        In the event of a change in control of Bruker, our Board has the authority to accelerate vesting of any and all unvested option, restricted stock and RSU awards granted under the 2016 Plan and the 2010 Incentive Compensation Plan. Accelerated vesting in such circumstances is at the Board's sole discretion. Under the standard terms of the awards of options, restricted stock and RSUs granted under these plans, unvested amounts are forfeited if the grantee's employment or business relationship with Bruker is terminated for any reason, other than in the event of death or disability.

Section 162(m) Limitations

        Section 162(m) of the U.S. Internal Revenue Code limits the tax deductibility by a corporation of compensation in excess of $1,000,000 paid for any year to certain "covered employees." Covered employees generally include our Chief Executive Officer, Chief Financial Officer and each of our next three most highly compensated officers serving at the end of the taxable year.

        The Compensation Committee and management consider the accounting and tax effects of various compensation elements when designing our annual incentive and equity compensation plans and making other compensation decisions. Although we have considered the impact of Section 162(m) when designing our executive compensation programs and incentive plans, tax deductibility is not a primary consideration in setting compensation and is secondary to meeting the overall objectives of the executive compensation program. The Compensation Committee will continue to monitor the compensation levels potentially payable under our compensation programs and intends to retain the flexibility necessary to provide total compensation in line with competitive practice and our compensation philosophy, even if such compensation is not deductible under Section 162(m).

Stock Ownership Guidelines

        In 2019, we adopted stock ownership guidelines that apply to our directors and executive officers based on the Board's determination of appropriate share ownership levels as follows:

Position	Ownership Requirement
Chief Executive Officer	5x annual base salary
Executive Officers	2x annual base salary
Non-Employee Directors	5x annual retainer

        All Common Stock held directly or indirectly by the directors and executive officers as well as unvested RSUs are included for purposes of calculating stock ownership under the guidelines. Our directors and executive officers have five years from the date the guidelines were adopted in November 2019 to attain the minimum ownership necessary to comply with the guidelines. If an individual becomes subject to a greater ownership amount due to promotion or an increase in base salary or annual retainer, the individual has three additional years to attain the minimum ownership necessary to comply with the new guidelines.

        Individuals must hold 50% of the shares delivered to them pursuant to an exercise of stock options or the vesting of RSUs (in each case net of any taxes owed) until the applicable minimum ownership requirement is met.

        As of December 31, 2019, all directors and executive officers have met their ownership guidelines or are within the five-year phase-in period for meeting their ownership guidelines and continue to accumulate and hold shares consistent with the guidelines.

Policies on Hedging and Pledging of Shares

        Consistent with the Dodd-Frank Act, the Company's Insider Trading Policy prohibits all Board members and employees, including executive officers, from engaging in hedging or monetization transactions to lock in the value of that person's holdings of Company securities ("hedging"). For this purpose, "hedging" includes the purchase of financial instruments (such as prepaid variable forward contracts, equity swaps, collars and exchange funds), which may allow a person to continue to own Company securities obtained as equity compensation or otherwise, but without the full risks and rewards of ownership.

        Additionally, from November 12, 2019 forward, Board members and executive officers are prohibited from entering into any transactions that result in pledging, or using as collateral, Company securities in order to secure personal loans or other obligations, including purchasing Company stock on margin or holding Company stock in a margin account. This prohibition does not include an existing pledge of 5,000,000 shares previously pledged by Dr. Laukien, our President and Chief Executive Officer, to secure a personal loan, or a renewal of such pledge on substantially similar terms. The maximum amount of Dr. Laukien's personal loan is more than ten times over-collateralized.

 COMPENSATION COMMITTEE REPORT

        The Compensation Committee has reviewed and discussed with management the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K, promulgated under the Securities Act of 1933, as amended. Based on such review and discussions, the Compensation Committee recommended to the Board that the Compensation Discussion and Analysis be included in this Proxy Statement on Schedule 14A.

        This report is not soliciting material, is not deemed to be filed with the SEC and is not to be incorporated by reference in any filing of Bruker under the Securities Act or the Exchange Act, whether made before or after the date hereof and irrespective of any general incorporation language in any such filing.

        This report has been furnished by the Compensation Committee of the Board of Directors.

Richard A. Packer, Chair Hermann Requardt Cynthia Friend

SUMMARY OF EXECUTIVE COMPENSATION

        The following table summarizes the compensation earned by our named executive officers for the years ended December 31, 2019, 2018 and 2017. For certain named executive officers, years prior to 2019 have been omitted consistent with applicable SEC rules.

Summary Compensation Table

Name and Principal Position	Year	Salary ($)	Bonus ($)		Stock Awards(1) ($)		Option Awards(2) ($)	Non-Equity Incentive Plan Awards ($)	Change in Pension Value and Non-Qualified Deferred Compensation Earnings ($)	All Other Compensation ($)		Total ($)
Frank H. Laukien, Ph.D.	2019	752,595	—		2,789,518	(3)	623,801	735,327	—	8,400	(4)	4,909,641
Chairman, President	2018	730,675	—		2,081,276		612,663	1,047,035	—	8,250		4,479,899
and Chief Executive	2017	704,269	—		2,062,517		605,540	1,491,583	—	8,100		4,872,009
Officer
Gerald N. Herman	2019	443,019	100,000	(5)	412,536		135,334	148,904	—	8,400	(4)	1,248,193
Chief Financial Officer	2018	360,939	—		352,515		117,911	186,906	—	8,250		1,026,521
Falko Busse, Ph.D.	2019	355,655	45,000	(7)	168,765		55,367	114,853	140,254	70,136	(8)	950,030
President, Bruker	2018	339,467	—		133,324		44,585	103,543	30,201	48,125		699,245
BioSpin Group(6)
Mark R. Munch, Ph.D.	2019	572,697	—		724,518		237,693	145,541	—	16,800	(9)	1,697,249
Executive Vice President	2018	549,298	—		690,028		230,808	334,023	—	16,650		1,820,807
& President	2017	523,141	—		652,522		215,591	444,182	—	16,500		1,851,936
Bruker Nano Group
Juergen Srega	2019	374,073	—		472,525		155,018	236,629	—	89,612	(11)	1,327,857
President, Bruker	2018	394,554	—		450,017		150,526	301,178	—	94,518		1,390,793
CALID Group(10)	2017	369,238	—		431,252		142,491	321,866	—	90,444		1,355,291

(1)
The amounts in this column reflect the grant date fair value of awards of RSUs, computed in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718. Assumptions used in the calculations of these amounts may be found in Note 2 to our 2019 audited financial statements included in our Annual Report on Form 10-K filed with the SEC on March 27, 2020. The actual amount realized by the named executive officer will vary based on several factors, including our performance, stock price fluctuations and applicable vesting.

(2)
The amounts in this column reflect the grant date fair value of stock option awards, computed in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718. Assumptions used in the calculations of these amounts may be found in Note 2 to our 2019 audited financial statements included in our Annual Report on Form 10-K filed with the SEC on March 27, 2020. The actual amount realized by the named executive officer will vary based on several factors, including our performance, stock price fluctuations and applicable vesting.

(3)
This amount includes the RSU Replacement Award, a grant of RSUs valued at $625,000 made to Dr. Laukien in December 2019 as a replacement for options that expired unexercised.

(4)
Amount represents a matching contribution made by Bruker to a 401(k) plan for the benefit of the named executive officer.

(5)
Pursuant to a letter agreement with Mr. Herman, he was eligible to receive a special continuation bonus in 2019 in the amount of $100,000, subject to continuation of employment and achievement of certain financial reporting goals.

(6)
The amounts reflected for 2019 compensation, other than amounts reported under the headings "Stock Awards," "Option Awards" and "Non-Equity Incentive Plan Awards," are based on actual payments in Swiss Francs converted to U.S. Dollars at a conversion rate of CHF 1.0=$1.0065, which represents the 2019 average midpoint rate. The amounts reflected under the heading "Non-Equity Incentive Plan Awards" are converted from Swiss Francs to U.S. Dollars at a conversion rate equal to the midpoint rate on the date of approval by the Compensation Committee of CHF 1.0=$1.044941.

(7)
Amounts reflect a one-time bonus relating to Dr. Busse's strong performance in connection with the first 1.1GHz magnet delivery as well as three orders for our 1.2 GHz magnet.

(8)
Amounts reported in 2019 include contributions in the amount of $58,561 made by Bruker BioSpin AG to the Swiss Pension Plan for Dr. Busse, as well as $11,575, which is the fair market value of the rent for the Company-owned apartment located in Switzerland provided to Dr. Busse from August to December 2019.

(9)
Amounts reported include matching contributions made by Bruker to a 401(k) plan for the benefit of Dr. Munch and an automobile allowance.

(10)
The amounts reflected for 2019 compensation, other than amounts reported under the headings "Stock Awards," "Option Awards" and "Non-Equity Incentive Plan Awards," are based on actual payments in Euros converted to U.S. Dollars at a conversion rate of €

  1.0=$1.1196 which represents the 2019 average midpoint rate. The amounts reflected under the heading "Non-Equity Incentive Plan Awards" are converted from Euros to U.S. Dollars at a conversion rate equal to the midpoint rate on the date of approval by the Compensation Committee of €1.0=$1.105805.

(11)
Amounts reported in 2019 include contributions in the amount of $74,453 made by Bruker Daltonik GmbH to the personal pension scheme established for Mr. Srega and an automobile allowance of $15,158.

2019 Grants of Plan-Based Awards

        The following table sets forth certain information with respect to individual grants of plan-based awards to our named executive officers during the year ended December 31, 2019.

		Estimated Future Payouts Under Non-Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock or Units (#)		All Other Option Awards: Number of Securities Underlying Options (#)		Grant Date Fair Value of Stock and Option Awards ($)(2)
								Exercise or Base Price of Option Awards ($)
Name	Grant Date	Threshold ($)(1)	Target ($)(1)	Maximum ($)(1)
Frank H. Laukien	8/08/2019	0	1,061,961	2,123,922	51,598		59,523	46.15	2,788,337
	12/16/2019				12,631	(3)			624,982
Gerald N. Herman	8/08/2019	0	270,900	541,800	9,834		11,344	41.95	547,870
Falko Busse	8/08/2019	0	183,817	376,634	4,023		4,641	41.95	224,132
Mark R. Munch	8/08/2019	0	376,148	752,296	17,271		19,924	41.95	962,212
Juergen Srega	8/08/2019	0	237,422	474,844	11,264		12,994	41.95	627,543

(1)
Represents estimated possible payouts on the grant date for annual cash incentive bonus awards granted for 2019 performance under the 2019 cash incentive bonus plans of our named executive officers. The amounts reflected for Mr. Srega and Dr. Busse, which were payable in Euros and Swiss Francs, respectively, are converted at 2019 average midpoint conversion rates of €1.0=$1.1196 and CHF 1.0=1.0065.

(2)
Represents the grant date fair value of RSU and stock option awards granted under our 2016 Plan, computed in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718. Assumptions used in the calculations of these amounts may be found in Note 2 to our 2019 audited financial statements included in our Annual Report on Form 10-K filed with the SEC on March 27, 2020. Stock option and RSU awards vest in equal annual installments on the first, second, third and fourth anniversaries of the grant date. Except as noted in footnote 3 below, stock option awards are exercisable upon vesting at a price equal to the closing price of our Common Stock on the date of the grant and expire on the ten-year anniversary of the grant date.

(3)
Represents the RSU Replacement Award.

Outstanding Equity Awards at December 31, 2019

        The following table provides information concerning outstanding equity-based plan awards, including unexercised options and stock that has not vested, for each of our named executive officers as of the end of 2019.

	Option Awards					Stock Awards
Name	Option Grant Date	Number of Securities Underlying Unexercised Options Exercisable (#)	Number of Securities Underlying Unexercised Options Unexercisable (#)	Option Exercise Price ($)	Option Expiration Date	Stock Award Grant Date	Number of Shares of Stock That Have Not Vested (#)	Market Value of Shares of Stock That Have Not Vested ($)(1)
Frank H. Laukien	10/04/2016	115,713	38,571(2)	24.409	10/04/2021	10/04/2016	12,112(6)	617,349
	8/10/2017	42,169	42,168(3)	29.777	8/10/2022	8/10/2017	38,096(7)	1,941,753
	8/09/2018	17,113	51,341(4)	37.42	8/09/2023	8/09/2018	45,884(8)	2,338,707
	8/08/2019	—	59,523(5)	46.145	8/08/2024	8/08/2019	51,598(9)	2,629,950
						12/16/2019	12,631(10)	643,802
Gerald N. Herman	12/01/2016	6,003	2,001(2)	22.51	12/01/2026	12/01/2016	621(6)	31,652
	8/09/2018	2,898	8,696(4)	34.02	8/09/2028	8/10/2017	2,394(7)	122,022
	8/08/2019	—	11,344(5)	41.95	08/08/2029	8/09/2018	7,772(8)	396,139
						08/08/2019	9,834(9)	501,239
Falko Busse	8/07/2015	12,000	—	19.82	8/07/2025	10/04/2016	558(6)	28,441
	10/04/2016	5,322	1,775(2)	22.19	10/04/2026	8/10/2017	2,505(7)	127,680
	8/09/2018	1,096	3,288(4)	34.02	8/09/2028	8/09/2018	2,940(8)	149,852
	8/08/2019	—	4,641(5)	41.95	08/08/2029	08/08/2019	4,023(9)	205,052
Mark R. Munch	8/07/2015	21,210	—	19.82	8/07/2025	10/04/2016	4,620(6)	235,481
	10/04/2016	44,132	14,711(2)	22.19	10/04/2026	8/10/2017	12,053(7)	614,341
	8/10/2017	13,341	13,341(3)	27.07	8/10/2027	8/09/2018	15,213(8)	775,407
	8/09/2018	5,673	17,022(4)	34.02	8/09/2028	08/08/2019	17,271(9)	880,303
	08/08/2019	—	19,924(5)	41.95	8/08/2029
Juergen Srega	4/03/2013	90,000	—	18.57	4/03/2023	10/04/2016	3,099(6)	157,956
	8/08/2014	25,369	—	20.68	8/08/2024	8/10/2017	7,966(7)	406,027
	8/07/2015	35,438	—	19.82	8/07/2025	8/09/2018	9,921(8)	505,673
	10/04/2016	29,601	9,867(2)	22.19	10/04/2026	08/08/2019	11,264(9)	574,126
	8/10/2017	8,817	8,818(3)	27.07	8/10/2027
	8/09/2018	3,700	11,101(4)	34.02	8/09/2028
	8/08/2019	—	12,994(5)	$41.95	8/08/2029

(1)
The amounts in this column were calculated by multiplying $50.97, the closing price of our Common Stock on the Nasdaq Global Select Market as of December 31, 2019, by the number of unvested shares.

(2)
The options become exercisable in equal annual installments on the anniversary of the grant date in 2020.

(3)
The options become exercisable in equal annual installments on the anniversary of the grant date in 2020 and 2021.

(4)
The options become exercisable in equal annual installments on the anniversary of the grant date in 2020, 2021 and 2022.

(5)
The options become exercisable in equal annual installments on the anniversary of the grant date in 2020, 2021, 2022 and 2023.

(6)
The unvested RSUs vest in equal annual installments on the anniversary of the grant date in 2020.

(7)
The unvested RSUs vest in equal annual installments on the anniversary of the grant date in 2020 and 2021.

(8)
The unvested RSUs vest in equal annual installments on the anniversary of the grant date in 2020, 2021 and 2022.

(9)
The unvested RSUs vest in equal annual installments on the anniversary of the grant date in 2020, 2021, 2022 and 2023.

(10)
The unvested RSUs, which represent the RSU Replacement Award, vest in equal annual installments on the anniversary of the grant date in 2020, 2021, 2022 and 2023.

 2019 Option Exercises and Stock Vested

        The following table provides information regarding the number of shares acquired by our named executive officers upon the exercise of options or vesting of restricted stock awards and RSUs and the value realized at that time before payment of any applicable withholding taxes and brokerage commission.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)(1)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)(2)
Frank H. Laukien	34,774	788,674	62,758	2,603,648
Gerald N. Herman	—	—	4,407	185,422
Falko Busse	—	—	2,789	114,814
Mark R. Munch	47,203	1,070,606	20,572	855,486
Juergen Srega	—	—	13,857	576,422

(1)
Represents the difference between the exercise price of the options exercised and the closing price of the Common Stock as of the date of exercise.

(2)
Represents the aggregate value of shares vested in 2019 based on the closing price of the Common Stock as of the date of vesting or, if the Nasdaq Global Select Market was closed on such date, the next trading date thereafter. As of December 31, 2019, our named executive officers continued to hold all of the shares reported as acquired upon vesting of restricted stock awards and RSUs in 2019, except as follows: 7,809 shares, with an aggregate value of $326,560, reported as acquired by Dr. Munch were withheld to satisfy tax withholding obligations upon vesting.

Pension Benefits

        Swiss Pension Plan.    As an employee of our BioSpin AG subsidiary in Switzerland, Dr. Busse is eligible to participate in a defined benefit plan available to all employees of our subsidiaries in Switzerland, which we refer to as the Swiss Pension Plan. Dr. Busse participates in the plan on the same terms and conditions as all other Swiss employees and does not receive any additional supplemental executive pension contributions. The Swiss Pension Plan is a cash balance-based pension arrangement, under which we contribute an annual amount based on a percentage of salary and bonus and the participant's age. Employees may also make contributions based on a percentage of salary and bonus and age. Additionally, participants are allocated annual savings and interest credits based on age and account value, respectively. Payments to participants are based on accumulated capital in the participant's plan account and may be taken as a lump sum or annuity at normal retirement, beginning at age 65. Participants may also elect to receive a reduced benefit beginning at age 58 in the event of early retirement. In the event of premature death and disability, the Swiss Pension Plan also provides for payments in the form of an annuity based on a percentage of the participant's salary or as a lump sum based on accumulated plan account assets.

        Retirement Plan for Mr. Srega.    A personal pension scheme established for Mr. Srega's benefit, which was in part carried forward from his former employer, is funded by contributions made by Bruker Daltonik GmbH and voluntary contributions by Mr. Srega, if any, during the term of his employment. The personal pension scheme has three components: a contribution-based plan of Bruker Daltonik GmbH (the "Bruker Daltonik Plan"); a pension fund guarantee (the "Guarantee Plan"); and a cash value life insurance policy (the "Life Insurance Policy"). The Bruker Daltonik Plan provides for monthly Company contributions in the amount of €5,541 (approximately $6,204 per month or $74,453 per year) and a lifetime monthly retirement benefit based on the value of accumulated capital beginning at age 67 or a lump-sum payment. In the event of termination of employment or death prior to age 67, the Bruker Daltonik Plan provides for a reduced benefit to be determined based on the cash assets of the plan at such time. Mr. Srega may also elect to receive a reduced benefit beginning at age 62 in the event of early retirement. The Guarantee Plan provides an inflation hedge and an additional monthly retirement benefit, commencing December 1, 2019, with an annually increasing benefit based on Guarantee Plan earnings or, at Mr. Srega's election, a lump-sum payment. The Guarantee Plan is funded by annual Company contributions during the term of employment in amounts which increase annually by the same percentage as the upper earnings limit established under German law for pension insurance contributions. In the event of death prior to December 1, 2019, the Guarantee Plan provides for a lump-sum payment in an amount to be determined based on the plan assets at such time. In the event of death on or after December 1, 2019, benefits will terminate effective November 30, 2024. If Mr. Srega's employment terminates prior to the eligible retirement age, Mr. Srega may elect to continue funding through personal contributions or the Guarantee Plan may be transferred to a subsequent employer. Under the Life Insurance Policy, which matured on November 1, 2019, Mr. Srega (or his beneficiaries in the case of death) would have been entitled to receive at the earlier of death or maturity a payment in the amount of €53,028 (approximately $59,476), adjusted for increases in the value of accumulated surplus and reserves, if any. In the event Mr. Srega's employment would have terminated prior to the maturity date, other than by reason of death, the Life Insurance Policy and continued funding obligations would have been transferred to Mr. Srega. Amounts payable in Euros are converted to U.S. Dollars at the midpoint conversion rate of €1.0=$1.1216 as of December 31, 2019. Mr. Srega may also make voluntary contributions to the personal pension scheme during the term of his employment.

        Information about our contributions to the Swiss Pension Plan in which Dr. Busse is a participant and the personal pension scheme of Mr. Srega is provided in the Summary Compensation Table above under the column entitled "All Other Compensation" and the related footnotes.

2019 Pension Benefits Table

        The following table provides information about the benefits provided for Dr. Busse under the Swiss Pension Plan. The amount reported represents the U.S. Dollar equivalent of the benefits provided for Dr. Busse in Swiss Francs, based on the midpoint conversion rate of CHF 1.0=$1.0336 as of December 31, 2019.

Name	Plan Name	Number of Years of Credited Service (#)	Present Value of Accumulated Benefit ($)
Falko Busse(1)	Swiss Pension Plan	1.67	373,286

(1)
The number of years of credited service is equal to Dr. Busse's length of service as Bruker BioSpin Group President.

        During 2019, Dr. Busse made contributions to the Swiss Pension Plan of $58,561, which amount is included in the "Salary" column of the Summary Compensation Table. During 2019, Dr. Busse did not make any additional voluntary contribution to the Swiss Pension Plan nor did he receive any benefits. Company contributions in 2019 for the benefit of Dr. Busse totaled $64,464. For the year ended December 31, 2019, the effect of changes in actuarial assumptions and the measurement date on the present value of the accumulated benefit obligation was $140,254. The present value of accumulated benefit is calculated using the methodology and assumptions under Accounting Standards Codification Topic 715: Compensation—Retirement Benefits for the fiscal year-end measurement (as of December 31, 2019). The present value is based on a discount rate of 0.3%, an expected return on plan assets of 1.80%, an expected rate of compensation increase of 0.5%, and the BVG 2015 Generational mortality tables.

 2019 Non-Qualified Deferred Compensation Table

        The following table provides information about 2019 activity relating to the personal pension scheme established for Mr. Srega. All amounts reported are as of December 31, 2019 and are converted from Euros to U.S. Dollars at the 2019 average midpoint conversion rate of €1.0=$1.1216.

Name	Executive Contributions in Last Fiscal Year ($)	Registrant Contributions in Last Fiscal Year ($)(1)	Aggregate Earnings in Last Fiscal Year ($)(2)	Aggregate Balance at Last Fiscal Year-End ($)(3)
Juergen Srega	2,813	74,453	(13,962)	602,514

(1)
The reported amount is included in the "All Other Compensation" column in the Summary Compensation Table.

(2)
The reported amount includes earnings (loss) attributable to plan assets amounts contributed by Mr. Srega and Mr. Srega's former employer, which amounts were carried forward into the personal pension scheme following commencement of Mr. Srega's employment in 2013. The reported amount also reflects the impact of changes in exchange rates and currency translation from Euros to U.S. Dollars. Aggregate earnings in local currency were 14,755 Euros, or approximately $16,549.

(3)
The reported amount includes $2,813, $5,025 and $4,729 reported as 2019, 2018 and 2017 compensation, respectively, in the "Salary" column in the Summary Compensation Table, which was contributed by Mr. Srega from his compensation in those years. Also included in the reported amount is the value of contributions to and earnings on amounts contributed by Mr. Srega and Mr. Srega's former employer prior to his employment with Bruker, which amounts were carried forward into the personal pension scheme following commencement of Mr. Srega's employment in 2013.

        There were no withdrawals or distributions from Mr. Srega's personal pension scheme during 2019. Further information on the personal pension scheme established for Mr. Srega is included above under the heading "Pension Benefits—Retirement Plan for Mr. Srega."

Potential Payments upon Termination or Change-in-Control

        The following information describes and quantifies certain compensation and benefits that would have been payable under existing agreements, plans, and arrangements if the named executive officer's employment had terminated on December 31, 2019, given his compensation and service levels as of that date. These benefits are in addition to the benefits to which the named executive officer was already entitled or in which he was vested as of such date, as well as certain benefits that are generally available to salaried employees. Due to the number of factors that affect the nature and amount of the compensation and benefits potentially payable upon the events described below, any amounts actually paid or distributed may be different than those shown in the table. Factors that could affect these amounts include the nature of or basis for such termination, the timing during the year of any such event, whether and when a named executive officer decides to exercise stock options and our stock price on that date and the exercise of discretion by the Board or Compensation Committee regarding the payment of compensation and benefits.

        Severance Benefits.    The cash severance benefits contained in the employment agreements for Mr. Srega and Dr. Busse, and the amounts each would be paid in connection with a termination of employment within six months of a change in voting control of Bruker are described in the Compensation Discussion and Analysis section of this proxy statement under the heading "Employment Agreements, Termination of Employment and Change in Control Arrangements." Other than as contained in such agreements, we do not have arrangements with any of our other named executive officers, including Dr. Laukien, Mr. Herman and Dr. Munch, which provide cash severance benefits in the event of termination of employment or a change in control of Bruker.

        Equity Awards.    The unvested equity awards held by each of the named executive officers as of December 31, 2019 are described above in the 2019 Outstanding Equity Awards table. Each of the stock option and restricted stock awards granted prior to May 20, 2016 were granted pursuant to our 2010 Incentive Compensation Plan, or 2010 Plan. Each of the equity-based awards granted on or after May 20, 2016 were granted pursuant to our 2016 Plan. In accordance with the terms of the 2010 Plan and the 2016 Plan and our related award agreements, except as noted below, no accelerated vesting of stock options, RSUs or restricted stock awards would have occurred as of December 31, 2019 in the event of a voluntary termination by a named executive officer or an involuntary termination by us, whether with or without cause. Generally, upon termination of employment, (a) any unvested restricted stock is forfeited and (b) the participant has a period of 90 days from termination to exercise any vested option awards (or, if earlier, until the option expiration date). However, in the event of termination for cause, including as a result of dishonesty with respect to Bruker or any of our affiliates, breach of fiduciary duty, insubordination, substantial malfeasance or non-feasance of duty, unauthorized disclosure of confidential information, material failure or refusal to comply with our published policies generally applicable to all employees or conduct materially harmful to the business of Bruker or any of our affiliates, all vested and unexercised options and unvested RSU or restricted stock awards are forfeited immediately upon termination. Additionally, in the event of death or disability of a plan participant, including any named executive officer, (a) any unvested RSUs or restricted stock awards will become vested and (b) all vested stock options will remain exercisable for a period of 90 days following such event (or, if earlier, until the stock option expiration date).

        The Compensation Committee has discretion to revise or amend outstanding equity awards and may, at its discretion, accelerate vesting of any unvested option, RSU or stock awards, including in connection with a "Change in Control" of Bruker, as defined in our 2010 Plan or 2016 Plan, as applicable. Under these plans, a "Change in Control" occurs if: (a) within one year of any merger, consolidation, sale of a substantial part of our assets, or contested election, the persons who were directors of Bruker immediately before such transaction cease to constitute a majority of the Board of Bruker or a successor to Bruker; (b) if, as a result of any such transaction, we do not survive as an entity, or our shares are changed into the shares of another corporation unless the stockholders of Bruker immediately prior to the transaction own a majority of the outstanding shares of such other corporation immediately following the transaction; (c) any person or group who owned less than twenty percent of our outstanding Common Stock at the time of adoption of the 2010 Plan or 2016 Plan, as applicable, acquires ownership of fifty percent or more of our outstanding Common Stock; (d) the dissolution or liquidation of Bruker is approved by its stockholders; or (e) the members of the Board as of the adoption dates of the 2010 Plan or 2016 Plan cease to represent at least two thirds of the Board, subject to certain exceptions.

        Additionally, with respect to awards granted pursuant to the 2016 Plan, in the event of a Change in Control, if (a) an award is assumed or continued (including through conversion or substitution for a substantially similar award of the successor) and, within twenty four (24) months following the Change in Control (or such shorter period as specified in the applicable award agreement), the executive officer's employment is terminated without cause or is voluntarily terminated for good reason (a "double-trigger" provision), or (b) an award is not assumed or continued, then any then outstanding awards of stock options will vest and become fully exercisable and any outstanding unvested awards of RSUs that are not performance-based will be treated as vested.

        The values of (i) unvested in-the-money stock options that would have been received by each of the named executive officers in the event of acceleration upon a Change in Control, assuming the Change in Control was effective December 31, 2019 and (ii) unvested restricted stock that would have been received by each of the named executive officers in the event (a) of acceleration upon a Change in Control, assuming the Change in Control was effective December 31, 2019 or (b) of the death or disability of the respective named executive officer are set forth in the following table. All calculations are based on a price per share equal to the Nasdaq closing price of $50.97 per share on December 31, 2019.

Name	Unvested In-the-Money Stock Options ($)	Unvested Restricted Stock Units ($)
Frank H. Laukien	2,901,041	8,171,561
Gerald N. Herman	306,669	1,051,052
Falko Busse	148,678	511,025
Mark R. Munch	1,210,470	2,505,532
Juergen Srega	800,090	1,643,783

        Retirement Plans.    The retirement plans provided for Mr. Srega and Dr. Busse are described under the heading "Pension Benefits" above.

        In the event of termination of employment as of December 31, 2019 by reason of death, Mr. Srega's beneficiary would be entitled to receive an estimated lump-sum payment of $493,472, which amount is payable in Euros and converted to U.S. Dollars based on the midpoint conversion rate of €1.0=$1.1216 as of December 31, 2019.

        In the event of termination of employment as of December 31, 2019, other than for reason of death or disability, Dr. Busse would be entitled to receive a lump-sum payment in the amount of $170,575. In the event of disability as of December 31, 2019, Dr. Busse would be entitled to receive an annual disability pension in the amount of $279,612. In the event of death as of December 31, 2019, Dr. Busse's beneficiary would be entitled to annual survivor benefits of $167,767. Amounts reported for Dr. Busse, which are payable in Swiss Francs, are converted to U.S. Dollars based on the midpoint conversion rate of CHF 1.0=$1.0336 as of December 31, 2019.

Pay Ratio Disclosure

        As required by Section 953(b) of the Dodd-Frank Wall Street Reform Act and Consumer Protection Act of 2010, and Item 402(u) of Regulation S-K, we are providing the following disclosure about the ratio of the annual total compensation of Dr. Laukien, our President and Chief Executive Officer, to the annual total compensation of our median employee.

        For 2019, the annual total compensation of our median employee was $76,488. The 2019 annual total compensation of our Chief Executive Officer, as reported in the Summary Compensation Table included in this proxy statement, was $4,909,641. Based on this information, the ratio of our Chief Executive Officer's annual total compensation to the annual total compensation of our median employee in 2019 was 64:1. This ratio is a reasonable estimate calculated in a manner consistent with Item 402(u) of Regulation S-K.

        For purposes of reporting annual total compensation and the ratio of annual total compensation of the Chief Executive Officer to the median employee, both the Chief Executive Officer and median employee's annual total compensation were calculated consistent with the disclosure requirements of executive compensation under the Summary Compensation Table.

        For 2019, we used the same median employee as used for 2018 as there have been no material changes in our employee population or employee compensation arrangements that we believe would result in a significant change to the pay ratio. There also were no material changes to this employee's compensation that would significantly affect the pay ratio.

        To identify the median employee, we examined the 2017 target total cash compensation, including annualized base salaries plus target performance bonus, incentive pay and commissions, for all individuals, excluding our Chief Executive Officer, who were employed by us as of October 31, 2017, as reflected in our payroll records. In accordance with Item 402(u) and instructions thereto, we included all 6,125 full-time, part-time, temporary and seasonal employees. We selected target total cash compensation for all employees as a consistently applied compensation measure because we do not widely distribute annual equity awards to employees and because we believe that this measure reasonably reflects the total annual compensation of our employees. For purposes of calculating the target total cash compensation of our non-U.S. employees, we converted local currencies at the applicable 2017 average exchange rates as of October 31, 2017.

RELATED PERSONS TRANSACTIONS

Review and Approval of Transactions with Related Persons

        We have adopted a written Related Person Transactions Policy (the "RPT Policy") that prohibits transactions involving Bruker and any related person, except in accordance with the RPT Policy. For purposes of the RPT Policy, "related persons" include (a) our executive officers, directors, director nominees, greater than 5% stockholders and any immediate family members of the foregoing and (b) any firm, academic entity or other entity in which any of the foregoing persons is employed or is a partner or principal or in a similar position or in which such person has more than a 10% beneficial ownership interest. The RPT Policy applies to any transaction or series of transactions, other than product or service sales or purchases entered into in the ordinary course of business involving aggregate amounts of less than $50,000 annually, in which we are a participant and in which any related person has a direct or indirect interest.

        Our RPT Policy provides for standing pre-approval of certain categories of transactions with related persons, including:

  •
  transactions involving indebtedness for ordinary business travel and expense payments and similar indebtedness transactions arising in the ordinary course of business;

  •
  transactions in which a related person's interest arises solely from the ownership of a class of our equity securities and in which all holders receive proportional benefits;

  •
  transactions involving compensation to executive officers approved by the Compensation Committee; and

  •
  transactions involving compensation to directors for services as a director of Bruker.

        Under our RPT Policy, any related person transaction not in one of the preceding categories must be submitted to our Chief Financial Officer for review and approval. Related person transactions involving amounts of $500,000 or less, as well as all product or service sales and purchases in the ordinary course of business, are subject solely to review and approval, ratification, amendment, termination or rescission by our Chief Financial Officer. Any transaction in excess of $500,000, other than a transaction involving product or service sales or purchases in the ordinary course of business, must be forwarded to the Audit Committee for review and approval, ratification, amendment, termination or rescission, at the discretion of the Audit Committee. In reviewing such transactions, our Chief Financial Officer or Audit Committee, as applicable, evaluates all material facts relating to the transaction and takes into account, among other factors deemed appropriate, the related person's relationship to Bruker and interest in the transaction, the terms of the transaction, including its aggregate value, whether the transaction is in the best interests of Bruker, the impact on a director's independence in the event the related person is a director, a family member of a director, or an entity in which a director is a partner, stockholder or executive officer and, if applicable, the availability of other sources of comparable products or services and whether the transaction is on terms comparable to the terms available to an unrelated third party. Neither the Chief Financial Officer nor any member of the Audit Committee may participate in the review of any transaction involving such person or any of his or her immediate family members.

        Our Chief Financial Officer must report to the Audit Committee any approval or other action taken with respect to a related party transaction at or prior to the next Audit Committee meeting following such approval or other action. Additionally, our management must provide to the Audit Committee an annual report of any amounts paid or payable to, or received or receivable from, any related person. The Audit Committee is responsible for reviewing such reports and may make inquiries or take such actions as it deems appropriate upon consideration of all of the relevant facts and circumstances.

2019 Transactions with Related Persons

        On October 31, 2019, Bruker entered into a purchase and sale agreement to acquire the land and buildings located at 15 Fortune Drive and 44 Manning Road, both in Billerica, MA, for a total purchase price of $12.3 million, from a trust controlled equally by Dr. Frank Laukien and his half-brother, Dr. Dirk Laukien (collectively, the "Laukien Trust"). The purchase price was allocated between the two building as follows: $5.6 million for 15 Fortune Drive and $6.7 million for 44 Manning Road. The price for the properties was based on an independent third-party appraisal and arm's-length negotiations with the sellers. Prior to the acquisition of the property, Bruker BioSpin Corporation leased the property at 15 Fortune Drive from the Laukien Trust; in 2019, Bruker BioSpin Corporation paid $506,891 in rent to the Laukien Trust. The lease payments made in 2019 were equal to the fair market value of the rental. The purchase and sale transaction closed in February 2020.

        Dr. Dirk Laukien (half-brother of Dr. Frank Laukien), Mr. Joerg Laukien (brother of Dr. Frank Laukien), and Ms. Isolde Laukien-Kleiner (the stepmother of Dr. Frank Laukien) are co-owners of ZeroC—Project—GmbH ("ZeroC"), which rents two properties located in Fallanden, Switzerland to Bruker BioSpin AG:

  •
  Pursuant to the Lease Agreement, dated January 1, 2009, Bruker BioSpin AG paid $219,385 in rent to ZeroC for the property located at Tamperlistrasse 8 in 2019.

  •
  Pursuant to the Lease Agreement, dated June 1, 2012, Bruker BioSpin AG paid $11,378 in rent to ZeroC for the roof terrace offices located at Tamperlistrasse 8 in 2019.

        Isolde Laukien and Dirk Laukien co-own another property in Fallanden, Switzerland, which is rented to Bruker BioSpin AG. Isolde Laukien owns 75% of the property and Dirk Laukien owns 25%.

  •
  Pursuant to the Lease Agreement, dated May 24, 2000, Bruker BioSpin AG paid $410,652 in rent to Isolde Laukien and Dirk Laukien for the property located at Industriestrasse 12 in 2019.

        Payments under the terms of each of the foregoing leases were equal to the estimated fair market value of the respective rental. The disclosed rent amounts are based on actual payments in Swiss Francs converted to U.S. Dollars at a conversion rate of CHF 1.0 =$1.0065, which represents the 2019 average midpoint rate.

        Dr. Dirk Laukien, half-brother of Dr. Frank Laukien, is the sole owner of QA Group, LLC DBA Quantum Analytics, an analytical equipment leasing business. In 2019, Quantum Analytics purchased $420,360 in equipment from Bruker to lease to third parties. All sales to Quantum Analytics were made in the ordinary course of business and comparable to those that would have been reached by unrelated parties in arm's-length transactions.

        Dr. Gilles Martin, a current director of Bruker, is the Chairman, Chief Executive Officer and controlling shareholder of the Eurofins Scientific Group, a provider of analytical testing services, and a director of various of its affiliates. During 2019, we received approximately $2,773,324 from, and paid approximately $127,379 to, entities affiliated with the Eurofins Scientific Group in connection with purchases and sales of goods and services entered into in the normal course of business. We believe that the terms of such transactions are comparable to those that would have been reached by unrelated parties in arm's-length transactions. As discussed above, Dr. Martin is not standing for re-election to our Board at the 2020 Annual Meeting.

        Dr. Meike Hamester, the wife of Juergen Srega, the President of Bruker CALID Group, is employed by our Bruker Daltonik GmbH subsidiary as the Director of Small Molecule Pharma & CRO. During 2019, Dr. Hamester received a base salary in the amount of $105,463 and earned an annual performance-based cash incentive bonus of $40,997. She also received a bonus payment in the amount of $35,629 which was earned in 2018 but paid in 2019. Dr. Hamester's base salary and bonus are payable in Euros; amounts are converted to U.S. Dollars at a conversion rate of €1.0=$1.1196, which represents the 2019 average midpoint rate. Her compensation is consistent with the total compensation provided to other employees of the same level with similar responsibilities and experience. Dr. Hamester continues to be an employee of Bruker Daltonik GmbH and she may receive compensation and other benefits in 2020 in amounts similar to those she received during 2019.

DELINQUENT SECTION 16(A) REPORTS

        Section 16(a) of the Securities Exchange Act of 1934 and the rules promulgated thereunder require our officers and directors and persons owning more than 10% of our outstanding Common Stock to file reports of ownership and changes in ownership with the SEC and to furnish us with copies of all these filings. We believe, based solely upon a review of reports and amendments thereto filed on EDGAR during and with respect to our fiscal year ended December 31, 2019, that all of our directors and executive officers complied with the reporting requirements of Section 16(a) of the Exchange Act during fiscal 2019, with the exception of the annual director equity award grants reported one day late in Form 4 filings due to the Company's internal administrative delay in report processing.

AUDIT COMMITTEE REPORT

        The Audit Committee, which operates pursuant to a written charter, assists the Board in fulfilling its oversight responsibilities by reviewing Bruker's financial reporting process on behalf of the Board. Management is responsible for Bruker's internal controls, the financial reporting process and compliance with laws and regulations and ethical business standards. PricewaterhouseCoopers LLP ("PwC"), Bruker's independent registered public accounting firm, is responsible for expressing opinions on the conformity of Bruker's consolidated financial statements with generally accepted accounting principles and on the effectiveness of Bruker's internal control over financial reporting. The Audit Committee is responsible for overseeing and monitoring these practices. It is not the duty or responsibility of the Audit Committee to conduct auditing or accounting reviews or procedures.

        In this context, the Audit Committee reviewed and discussed with management and PwC, among other things, the scope of the audit to be performed, the results of the audit performed, PwC's evaluation of Bruker's internal control over financial reporting and the independent registered public accounting firm's fees for the services performed. Management represented to the Audit Committee that Bruker's consolidated financial statements were prepared in accordance with generally accepted accounting principles. Discussions about Bruker's audited financial statements included the auditors' judgments about the quality, not just the acceptability, of the accounting principles, the reasonableness of significant judgments and the clarity of disclosures

        The Audit Committee also discussed with PwC other matters required by Auditing Standard 1301, Communications with Audit Committees, as adopted by the Public Company Accounting Oversight ("PCAOB"), including the quality, not just the acceptability, of the accounting principles, the reasonableness of significant judgments, and the clarity of the disclosures in the financial statements. PwC also provided to the Audit Committee written disclosures and the letter required by applicable requirements of the PCAOB regarding communications with the Audit Committee concerning independence. The Audit Committee discussed with PwC the registered public accounting firm's independence from Bruker and considered the compatibility of non-audit services with PwC's independence.

        Based on the Audit Committee's discussion with management and PwC, and the Audit Committee's review of the representations of management and the report of PwC to the Audit Committee, the Audit Committee recommended to the Board that the audited financial statements be included in the Company's Annual Report on Form 10-K for the year ended December 31, 2019 filed with the SEC.

        This report is not soliciting material, is not deemed to be filed with the SEC and is not to be incorporated by reference in any filing of Bruker under the Securities Act or the Exchange Act, whether made before or after the date hereof and irrespective of any general incorporation language in any such filing.

        This report has been furnished by the Audit Committee of the Board of Directors.

John Ornell, Chair Adelene Q. Perkins Robert Rosenthal

PROPOSAL NO. 2
ADVISORY VOTE ON EXECUTIVE COMPENSATION

        The Board recognizes the interest our stockholders have in the compensation of our executives. In recognition of that interest and as required by the Dodd-Frank Wall Street Reform and Consumer Protection Act and SEC rules, we are providing our stockholders the opportunity to cast a non-binding advisory vote on the compensation of our named executive officers, as disclosed pursuant to the compensation disclosure rules of the SEC.

        The compensation of our named executive officers is disclosed in the Compensation Discussion and Analysis ("CD&A"), the compensation tables, and the related disclosures contained in this proxy statement. As described in our CD&A, we have adopted an executive compensation philosophy designed to deliver competitive total compensation, upon the achievement of financial and/or strategic performance objectives, which we believe will attract, motivate and retain leaders who will drive the creation of stockholder value. In order to implement that philosophy, the Compensation Committee has established a disciplined and rigorous process for the adoption of executive compensation programs and individual executive officer pay actions.

        We believe that our compensation policies and decisions are focused on pay-for-performance principles, are strongly aligned with the long-term interests of our stockholders and provide an appropriate balance between risk and incentives. Stockholders are urged to read the CD&A section of this proxy statement, which discusses in greater detail how our compensation policies and procedures implement our executive compensation philosophy. We are asking our stockholders to indicate their support for our named executive officer compensation, as described in this proxy statement, by approval of the following resolution:

  "RESOLVED, that the compensation paid to Bruker's named executive officers, as disclosed pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, compensation tables and narrative discussion, is hereby APPROVED."

        Your vote on this Proposal No. 2 is advisory, and therefore not binding on us, the Compensation Committee, or the Board. However, our Board and our Compensation Committee value input from stockholders and will consider the outcome of the vote when making future executive compensation decisions.

        The Board recommends a vote FOR the approval, on an advisory basis, of the 2019 compensation paid to the named executive officers, as disclosed in the CD&A, the compensation tables, and related narratives in this proxy statement.

 PROPOSAL NO. 3
RATIFICATION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

        PricewaterhouseCoopers LLP has been our independent registered public accounting firm since June 1, 2016, and has been selected by the Audit Committee of the Board as our independent registered public accounting firm for the fiscal year ending December 31, 2020. Although we are not required to seek stockholder approval of this appointment, the Board believes it to be sound corporate governance to do so. In the event that the stockholders fail to ratify the appointment, the Audit Committee will investigate the reasons for this failure and will reconsider the appointment. Even if the selection is ratified, the Audit Committee in its discretion may direct the appointment of a different independent public accounting firm during the year if the Audit Committee believes that such a change would be in the best interests of Bruker and our stockholders.

        A representative of PricewaterhouseCoopers LLP is expected to be present at the 2020 Annual Meeting and will have the opportunity to make a statement if he or she so desires and will be available to respond to appropriate stockholder questions.

        The Board recommends a vote FOR the ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for fiscal 2020.

Independent Registered Public Accounting Firm

        Fees billed to us by our independent registered public accounting firms for fiscal years 2019 and 2018, all of which were approved by the Audit Committee, consisted of the following:

	2019($)	2018($)
Audit Fees	8,136,190	6,617,693
Audit Related Fees	—	—
Tax Fees	2,761,794	2,803,103
All Other Fees	2,700	2,700
Total Fees	10,900,684	9,423,495

        Audit Fees.    Audit fees for the years ended December 31, 2019 and 2018 were for the audit of our annual consolidated financial statements, including the integrated audit of internal control over financial reporting, the review of the consolidated financial statements included in our quarterly reports on Form 10-Q, audits of statutory filings, comfort letter procedures and review of other regulatory filings.

        Audit-Related Fees.    Audit-related fees for the years ended December 31, 2019 and 2018 include amounts related to accounting consultations and services provided due to other statutory requirements.

        Tax Fees.    Tax fees for the years ended December 31, 2019 and 2018 were for tax services provided to us, including tax compliance, tax advice and planning.

        All Other Fees.    All other fees for the years ended December 31, 2019 and 2018 relate to license fees for a web-based accounting research tool as well as other advisory non-audit services.

Audit Committee Pre-Approval Policies and Procedures

        In order to ensure that audit and permissible non-audit services proposed to be performed by our independent registered public accounting firm do not impair the auditor's independence from Bruker, the Audit Committee has adopted, and the Board has ratified, the following pre-approval policies and procedures.

Policies

        Before engaging the independent registered public accounting firm to render the proposed service, the Audit Committee must either (i) approve the specific engagement ("specific pre-approval") or (ii) enter into the engagement pursuant to pre-approval policies and procedures established by the Audit Committee ("general pre-approval"), provided the policies and procedures are detailed for the particular service, the Audit Committee is informed of each service, and such policies and procedures do not include delegation of the Audit Committee's responsibilities to management. The Audit Committee annually reviews and pre-approves the services that may be provided by the independent registered public accounting firm without obtaining specific pre-approval. The Audit Committee will add to or subtract from this list of general pre-approved services from time to time, based on subsequent determinations.

        Unless a type of service has received general pre-approval, it requires specific pre-approval by the Audit Committee if it is to be provided by the independent registered public accounting firm. Any proposed services exceeding pre-approved cost levels or budgeted amounts also require specific pre-approval by the Audit Committee.

        For both types of pre-approval, the Audit Committee considers whether such services are consistent with the SEC's and the PCAOB's rules on auditor independence. The Audit Committee also considers whether the independent registered public accounting firm is best positioned to provide the most effective and efficient service, for reasons such as its familiarity with our business, people, culture, accounting systems, risk profile and other factors, and whether the service might enhance our ability to manage or control risk or improve audit quality. All such factors are considered as a whole, and no one factor will necessarily be determinative.

        The Audit Committee also considers the relationship between fees for audit and permissible non-audit services in deciding whether to pre-approve any such services and may determine, for each fiscal year, the appropriate ratio between the total amount of fees for Audit, Audit-related and Tax services and the total amount of fees for certain permissible non-audit services classified as All Other services.

        The Audit Committee may delegate either type of pre-approval authority to one or more of its members. The member to whom such authority is delegated must report, for informational purposes only, any pre-approval decisions to the Audit Committee at its next scheduled meeting.

Procedures

        Pre-approval fee levels or budgeted amounts for all services to be provided by the independent registered public accounting firm are established annually by the Audit Committee. Any proposed services exceeding these levels or amounts require specific pre-approval by the Audit Committee, even if previously generally pre-approved.

        All requests or applications for services to be provided by the independent registered public accounting firm that do not require specific approval by the Audit Committee are submitted to the Chief Financial Officer and must include a detailed description of the services to be rendered.

        Requests or applications to provide services that require specific approval by the Audit Committee must be submitted to the Audit Committee by both the independent registered public accounting firm and the Chief Financial Officer, and must include a joint statement as to whether, in their view, the request or application is consistent with the SEC's rules on auditor independence.

        The Audit Committee monitors the performance of all services provided by the independent auditor and assesses whether such services are in compliance with this policy.

OTHER INFORMATION

Stockholder Communications

        The Board will give appropriate attention to written communications that are submitted by stockholders, and will respond as it deems appropriate. Kristin Caplice, the Secretary of Bruker, is primarily responsible for monitoring communications from stockholders and for providing copies or summaries of such communications to the directors as she considers appropriate.

        Communications are forwarded to all directors if they relate to important substantive matters and include suggestions or comments that Ms. Caplice considers to be important for the directors to know. In general, communications relating to corporate governance and long-term corporate strategy are more likely to be forwarded than communications relating to ordinary business affairs, personal grievances and matters as to which we may receive repetitive or duplicative communications.

        Stockholders who wish to send communications on any topic to the Board or an individual director should address such communications to Kristin Caplice, Secretary, at Bruker Corporation, 40 Manning Road, Billerica, MA 01821.

Time for Submission of Stockholder Proposals

        Pursuant to Rule 14a-8 under the Exchange Act, stockholders may submit proposals for inclusion in Bruker's proxy statement and for consideration at the next annual meeting of its stockholders by submitting their proposals to Bruker in a timely manner.

        In order to submit a proposal for inclusion in the proxy materials for the 2021 Annual Meeting of Stockholders, a stockholder must do so in accordance the procedures set forth in Rule 14a-8 of the Securities Exchange Act of 1934, as amended. To be eligible for inclusion, stockholder proposals must be received by us no later than December 23, 2020.

        Additionally, under our Bylaws, no business may be brought before an annual meeting unless it is specified in the notice of meeting by or at the direction of the Board or by a stockholder entitled to vote who has delivered notice to Kristin Caplice, Secretary, at Bruker Corporation 40 Manning Road, Billerica, MA 01821 (containing certain information specified in the Bylaws) not less than 90 or more than 120 days prior to the first anniversary of the preceding year's annual meeting (i.e. with respect to the 2021 Annual Meeting, no earlier than January 21, 2021 and no later than February 20, 2021).

Other Matters

        Management knows of no matters which may properly be and are likely to be brought before the meeting other than the matters discussed in this proxy statement. However, if any other matters properly come before the meeting, the persons named in the enclosed proxy will vote in accordance with their best judgment.

Annual Report

        A copy (without exhibits) of our Annual Report on Form 10-K for the fiscal year ended December 31, 2019 is included in the 2019 Annual Report provided to stockholders with this proxy statement. We will provide an additional copy of the 2019 Annual Report (without exhibits) to any stockholder, without charge, upon written request of such stockholder. Such requests should be addressed to the attention of Investor Relations at Bruker Corporation, 40 Manning Road, Billerica, Massachusetts 01821.

Electronic Distribution of Proxy Statements and Annual Reports

        To receive future proxy statements and annual reports electronically, please visit www.proxyvote.com. Have your proxy card in hand when you access the web site and follow the instructions below to obtain your records and to create an electronic voting instruction form. Click on the link in the right-hand rail labeled "SIGN UP FOR E-DELIVERY." Once enrolled, stockholders will no longer receive a printed copy of proxy materials, unless they request one. Each year, they will receive an email explaining how to access the proxy statement and annual report online as well as how to vote their shares online. They may suspend electronic distribution at any time by requesting a full set of materials.

By order of the Board

Frank H. Laukien, Ph.D. Chairman, President and Chief Executive Officer

VOTE BY INTERNET - www.proxyvote.com Use the Internet to transmit voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time on May 20, 2020. Have the proxy card in hand when accessing the web site and follow the instructions to obtain records and to create an electronic voting instruction form. BRUKER CORPORATION C/O AMERICAN STOCK TRANSFER 6201 FIFTEENTH AVENUE BROOKLYN, NY 11219 VOTE BY PHONE - 1-800-690-6903 Use any touch-tone telephone to transmit voting instructions up until 11:59 P.M. Eastern Time on May 20, 2020. Have the proxy card in hand when calling and then follow the instructions. VOTE BY MAIL Mark, sign and date the proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: D10873-P38129 KEEP THIS PORTION FOR YOUR RECORDS DETACH AND RETURN THIS PORTION ONLY THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. BRUKER CORPORATION The Board of Directors recommends you vote FOR each of the following director nominees: For Withhold For All AllAllExcept To withhold authority to vote for any individual nominee(s), mark "For All Except" and write the number(s) of the nominee(s) on the line below. ! ! ! 1. Election of three Class II directors to serve for a three-year term expiring in 2023. Nominees: 01) Cynthia M. Friend, Ph.D. 02) Marc A. Kastner, Ph.D. 03) Hermann Requardt, Ph.D. The Board of Directors recommends you vote FOR proposals 2 and 3. For Against Abstain ! ! ! ! ! ! 2. Approval on an advisory basis of the 2019 compensation of our named executive officers, as discussed in the Proxy Statement. 3. Ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2020. NOTE: In their discretion, the proxies are authorized to vote on such other business as may properly come before the meeting or any adjournment or postponement thereof. ! For address changes/comments, mark here. (see reverse for instructions) Yes ! No ! Please indicate if you plan to attend this meeting. Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer. Signature [PLEASE SIGN WITHIN BOX] Date Signature (Joint Owners) Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Annual Report and Notice and Proxy Statement are available at www.proxyvote.com. D10874-P38129 BRUKER CORPORATION THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS The undersigned hereby appoints Frank H. Laukien, Gerald Herman and Kristin Caplice, or any one of them, with power of substitution, Proxies to vote at the Bruker Corporation Annual Meeting of Stockholders on May 21, 2020 (the "2020 Annual Meeting") and any adjournments or postponements thereof, all shares of common stock of Bruker Corporation that the undersigned is entitled to vote at such meeting on matters which may come before the 2020 Annual Meeting in accordance with and as more fully described in the Notice of Annual Meeting of Stockholders and the Proxy Statement. The undersigned acknowledges receipt of the Notice of the Annual Meeting of Stockholders and the accompanying Proxy Statement and revokes any proxy heretofore given with respect to such meeting. The votes entitled to be cast by the undersigned will be cast as instructed. If this proxy is executed, but no instruction is given, the votes entitled to be cast by the undersigned will be cast "FOR" each of the nominees for director in Proposal 1, "FOR" Proposal 2, and "FOR" Proposal 3, each of which is set forth on the reverse side hereof. The votes entitled to be cast by the undersigned will be cast in the discretion of the named Proxies on any other matter that may properly come before the meeting and any adjournment or postponement thereof. (If you noted any Address Changes/Comments above, please mark corresponding box on the reverse side.) Continued and to be signed on reverse side Address Changes/Comments: